Exhibit 10.2

LOAN AGREEMENT

THIS LOAN AGREEMENT (this “Agreement”) dated and effective as of January 23, 2022 (the “Effective Date”) between VIKING GLOBAL OPPORTUNITIES ILLIQUID INVESTMENTS SUB-MASTER LP, a Cayman Islands exempted limited partnership (“Illiquid Sub-Master”), VIKING GLOBAL OPPORTUNITIES DRAWDOWN (AGGREGATOR) LP, a Cayman Islands exempted limited partnership (“Drawdown (Aggregator) and together with Illiquid Sub-Master, each a “Lender” and collectively, the “Lenders”) and FLUIDIGM CORPORATION, a Delaware corporation (“Borrower”), provides the terms on which Lenders shall lend to Borrower and Borrower shall repay Lenders. The parties agree as follows:

1 ACCOUNTING AND OTHER TERMS

Accounting terms not defined in this Agreement shall be construed following GAAP. Calculations and determinations must be made following GAAP, provided, however, that if at any time any change in GAAP would affect the computation of any covenant or requirement set forth in any Loan Document, and either Borrower or any Lender shall so request, Borrower and Lenders shall negotiate in good faith to amend such covenant or requirement to preserve the original intent thereof in light of such change in GAAP; provided, further, that, until so amended, (i) such covenant or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) Borrower shall provide Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP; provided, further, that (x) all obligations of any Person that are or would have been treated as operating leases for purposes of GAAP prior to the issuance by the Financial Accounting Standards Board on February 25, 2016 of an Accounting Standards Update (the “ASU”) shall continue to be accounted for as operating leases for purposes of all financial definitions, calculations and covenants for purpose of this Agreement (whether or not such operating lease obligations were in effect on such date) notwithstanding the fact that such obligations are required in accordance with the ASU (on a prospective or retroactive basis or otherwise) to be treated as capitalized lease obligations in accordance with GAAP. Notwithstanding the foregoing, all financial covenant (if any) and other financial calculations shall be computed with respect to Borrower only, and not on a consolidated basis. Capitalized terms not otherwise defined in this Agreement shall have the meanings set forth in Section 14. All other terms contained in this Agreement, unless otherwise indicated, shall have the meaning provided by the Code to the extent such terms are defined therein.

2 LOAN AND TERMS OF PAYMENT

2.1 Promise to Pay. Borrower hereby unconditionally promises to pay Lenders the Outstanding Principal Amount of the Loan and accrued and unpaid interest thereon as and when due in accordance with this Agreement.

2.2 Loan.

2.2.1 [Reserved]

2.2.2 Loan.

(a) Availability. Subject to the terms and conditions of this Agreement, Illiquid Sub-Master shall make one term loan to Borrower in an aggregate original principal amount equal to Eight Million and Three Hundred Seventy Five Thousand Dollars ($8,375,000) (the “Illiquid Sub-Master Loan”) and Drawdown (Aggregator) shall make one term loan to Borrower in an aggregate original principal amount equal to Four Million and One Hundred Twenty Five Thousand Dollars ($4,125,000) (the “Drawdown (Aggregator) Loan” and collectively with the Illiquid Sub-Master Loan, the “Loan”). The Loan shall equal an aggregate original principal amount of Twelve Million and Five Hundred Thousand Dollars ($12,500,000).

(b) Repayment. Unless earlier converted, the Outstanding Principal Amount of the Loan (inclusive of principal and accrued and unpaid interest) shall be due and payable in cash on the Loan Maturity Date. Interest shall be due and payable in accordance with Section 2.4(b) hereof. Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the Obligations of the Borrower to such Lender resulting from the Loan made by such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement. The entries made in the accounts maintained pursuant to this Section 2.2 shall be prima facie evidence of the existence and amounts of the obligations therein recorded; provided that the failure of any Lender to maintain such accounts or any error therein shall not in any manner affect the obligations of the Borrower to repay the Obligations in accordance with their terms.

(c) No Permitted Prepayment. Borrower shall not have the option to pay any of the balance under the Loan before the Loan becomes due without the consent of the Lenders.

(d) Evidence of Debt. Each Lender may request that the Loan made by it hereunder be evidenced by a Promissory Note. In such event, the Borrower shall execute and deliver to such Lender a Promissory Note dated the Effective Date, payable to the order of such Lender in an amount equal to the Illiquid Sub-Master Loan or the Drawdown (Aggregator) Loan, as applicable.

2.3 [Reserved]

2.4 Payment of Interest on the Loan.

(a) Interest Rates.

(i) [Reserved]

(ii) Loan; Interest; Computation. The Borrower agrees to pay to Lenders interest on the Outstanding Principal Amount of the Loan at the Applicable Interest Rate for the period from the Funding Date (as defined herein) until the date the Loan shall be paid in full.

(b) All interest shall (a) accrue daily, (b) be payable “in kind” by adding such interest to the Outstanding Principal Amount on the last Business Day of each month after the Funding Date and (c) constitute principal thereafter. On each such last Business Day of each month after the Funding Date, accrued interest shall be capitalized. For the avoidance of doubt, under the terms of this Agreement accrued interest under the Loan shall first be due by Borrower to Lenders on January 31, 2022.

2.5 Fees. Borrower shall pay to Lenders all Lender Expenses (including reasonable attorneys’ fees and expenses for documentation and negotiation of this Agreement) incurred through and after the Effective Date when due (or, if no stated due date, upon demand by Lenders).

2.6 Payments; Application of Payments.

(a) All payments to be made by Borrower under any Loan Document shall be made in immediately available funds in Dollars, without setoff or counterclaim, before 12:00 p.m. New York time on the date when due. Payments of principal and/or interest received after 12:00 p.m. New York time are considered received at the opening of business on the next Business Day. When a payment is due on a day that is not a Business Day, the payment shall be due the next Business Day, and additional fees or interest, as applicable, shall continue to accrue until paid in accordance with the Illiquid Sub-Master Loan or the Drawdown (Aggregator) Loan, as applicable.

(b) Lenders have the exclusive right to determine the order and manner in which all payments with respect to the Obligations may be applied. Borrower shall have no right to specify the order or the accounts to which Lenders shall allocate or apply any payments required to be made by Borrower to Lenders or otherwise received by Lenders under this Agreement when any such allocation or application is not specified elsewhere in this Agreement.

2.7 Withholding.

(a) Payments received by Lenders from Borrower under this Agreement will be made free and clear of and without deduction for any and all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority (including any interest, additions to tax or penalties applicable thereto), except as required by applicable law. Specifically, however, if at any time any applicable law requires Borrower to make any withholding or deduction from any such payment or other sum payable hereunder to any Lender, Borrower shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the Borrower shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the Lender receives an amount equal to the sum it would have received had no such deduction or withholding been made. Borrower will, upon request, furnish such Lender with proof reasonably satisfactory to such Lender indicating that Borrower has made such withholding payment.

(b)

(i) Each Lender shall deliver to Borrower, on the Effective Date and at the time or times reasonably requested by the Borrower, properly completed documentation certifying that it is not subject to backup withholding, together with any other documentation such Lender is legally entitled to deliver establishing an exemption from or reduction in the applicable rate of any withholding tax. Notwithstanding anything to the contrary in this Section 2.7, the completion, execution and submission of such documentation (other than such documentation set forth in paragraphs (b)(ii)(A), (ii)(B) and (ii)(D) of this Section) shall not be required if in such Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing,

(A) any Lender that is a U.S. Person shall deliver to the Borrower on or about the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B) any Lender that is not a U.S. Person shall, to the extent it is legally entitled to do so, deliver to the Borrower (in such number of copies as shall be requested by the recipient) on or about the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower), whichever of the following is applicable:

(1) in the case of a Lender that is not a U.S. Person claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2) executed copies of IRS Form W-8ECI;

(3) in the case of a Lender that is not a U.S. Person claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate executed under penalty of perjury to the effect that such Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, or a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E; or

(4) to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Lender may provide a U.S. Tax Compliance Certificate on behalf of each such direct and indirect partner;

(C) any Lender that is not a U.S. Person shall, to the extent it is legally entitled to do so, deliver to the Borrower (in such number of copies as shall be requested by the recipient) on or about the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower), executed copies of any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower to determine the withholding or deduction required to be made; and

(D) if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower at the time or times prescribed by law and at such time or times reasonably requested by the Borrower such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower as may be necessary for the Borrower to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall at Borrower’s request update such form or certification or promptly notify the Borrower in writing of its legal inability to do so.

(c) The agreements and obligations of Borrower and Lenders contained in this Section 2.7 shall survive the termination of this Agreement.

2.8 Original Issue Discount. The parties acknowledge and agree that the Loan pursuant to this Agreement will be issued with original issue discount (as that term is used in Section 1273(a) of the Internal Revenue Code of 1986, as amended) solely for U.S. federal, state and local income tax purposes. Additional information regarding original issue discount, including the issue date and the yield to maturity with respect to Term Loans can be obtained by contacting Borrower at the address listed in Article 10.

3 CONDITIONS OF LOANS

3.1 Conditions Precedent to Loan. Lenders’ obligation to make the Loan is subject to the condition precedent that Lenders shall have received, in form and substance satisfactory to Lenders, such documents, and completion of such other matters, as Lenders may reasonably deem necessary or appropriate, including, without limitation:

(a) duly executed signatures to the Loan Documents;

(b) the Operating Documents and good standing certificates of Borrower certified by the Secretary of State (or equivalent agency) of Borrower’s jurisdiction of organization or formation and each jurisdiction in which Borrower is qualified to conduct business, each as of a date no earlier than thirty (30) days prior to the Effective Date;

(c) a secretary’s certificate of Borrower with respect to such Borrower’s Operating Documents, incumbency, specimen signatures and resolutions authorizing the execution and delivery of this Agreement and the other Loan Documents to which it is a party;

(d) [Reserved];

(e) certified copies, dated as of a recent date, of financing statement searches, as Lenders may request, accompanied by written evidence (including any UCC termination statements) that the Liens indicated in any such financing statements either constitute Permitted Liens or have been or, in connection with the Loan, will be terminated or released;

(f) payment of the fees and Lender Expenses then due as specified in Section 2.5 hereof; and

(g) duly executed subordination agreements by Subsidiaries that would subordinate any outstanding Indebtedness owing from Borrower to such Subsidiaries, which subordination agreement shall (i) be in form and substance similar to the subordination agreements in existence among such Subsidiaries and Silicon Valley Bank and (ii) subordinate such Indebtedness to the Obligations.

3.2 [Reserved]

3.3 [Reserved]

3.4 Procedures for Borrowing.

(a) [Reserved]

(b) Loan. Subject to the prior satisfaction of all other applicable conditions to the making of the Loan set forth in this Agreement, to obtain the Loan, Borrower shall notify Lenders (which notice shall be irrevocable) by electronic mail by 12:00 noon New York time on the date on which the Loan is made to or for the account of Borrower. Such notice shall be in a written format acceptable to Lenders that is executed by an Authorized Signer.

4 [RESERVED]

5 REPRESENTATIONS AND WARRANTIES

Borrower represents and warrants as of the Effective Date as follows:

5.1 Due Organization, Authorization; Power and Authority. Borrower is duly existing and in good standing as a Registered Organization in its jurisdiction of formation and is qualified and licensed to do business and is in good standing in any jurisdiction in which the conduct of its business or its ownership of property requires that it be qualified except where the failure to do so could not reasonably be expected to have a material adverse effect on Borrower’s business. Borrower represents and warrants to Lenders that, except as may have been updated by a notification to Lenders pursuant to Section 7.2, (a) Borrower’s exact legal name is that indicated on the signature page hereof; and (b) Borrower (and each of its predecessors) has not, in the past five (5) years, changed its jurisdiction of formation, organizational structure or type, or any organizational number assigned by its jurisdiction. If Borrower is not now a Registered Organization but later becomes one, Borrower shall promptly notify Lenders of such occurrence and provide Lenders with Borrower’s organizational identification number.

The execution, delivery and performance by Borrower of the Loan Documents to which it is a party have been duly authorized, and do not (i) conflict with any of Borrower’s organizational documents, (ii) contravene, conflict with, constitute a default under or violate any material Requirement of Law, (iii) contravene, conflict or violate any applicable order, writ, judgment, injunction, decree, determination or award of any Governmental Authority by which Borrower or any of its Subsidiaries or any of their property or assets may be bound or affected, (iv) require any action by, filing, registration, or qualification with, or Governmental Approval from, any Governmental Authority

(except such Governmental Approvals which have already been obtained and are in full force and effect), or (v) conflict with, contravene, constitute a default or breach under, or result in or permit the termination or acceleration of, any material agreement by which Borrower is bound. Borrower is not in default under any agreement to which it is a party or by which it is bound in which the default could reasonably be expected to have a material adverse effect on Borrower’s business.

5.2 [Reserved]

5.3 [Reserved]

5.4 Litigation. Except as disclosed, there are no actions or proceedings pending or, to the knowledge of any Responsible Officer, threatened in writing by or against Borrower or any of its Subsidiaries that could, individually or in the aggregate, reasonably be expected to result in expenses to Borrower of more than One Million Dollars ($1,000,000).

5.5 Financial Statements; Financial Condition. All consolidated financial statements for Borrower and any of its Subsidiaries delivered to Lenders fairly present in all material respects Borrower’s consolidated financial condition and Borrower’s consolidated results of operations. There has not been any material deterioration in Borrower’s consolidated financial condition since the date of the most recent financial statements submitted to Lenders.

5.6 Solvency. The fair salable value of Borrower’s consolidated assets (including goodwill minus disposition costs) exceeds the fair value of Borrower’s liabilities; Borrower is not left with unreasonably small capital after the transactions in this Agreement; and Borrower is able to pay its debts (including trade debts) as they mature.

5.7 Regulatory Compliance. Borrower is not an “investment company” or a company “controlled” by an “investment company” under the Investment Company Act of 1940, as amended. Borrower is not engaged as one of its important activities in extending credit for margin stock (under Regulations X, T and U of the Federal Reserve Board of Governors). Borrower (a) has complied in all material respects with all Requirements of Law, and (b) has not violated any Requirements of Law the violation of which could reasonably be expected to have a material adverse effect on its business. None of Borrower’s or any of its Subsidiaries’ properties or assets has been used by Borrower or any Subsidiary or, to the best of Borrower’s knowledge, by previous Persons, in disposing, producing, storing, treating, or transporting any hazardous substance other than in compliance with all applicable laws. Borrower and each of its Subsidiaries have obtained all consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all Governmental Authorities that are necessary to continue their respective businesses as currently conducted.

5.8 Subsidiaries; Investments. Borrower does not own any stock, partnership, or other ownership interest or other equity securities except for Permitted Investments.

5.9 Tax Returns and Payments; Pension Contributions. Borrower has timely filed all required tax returns and reports, and Borrower has timely paid all foreign, federal, state and local taxes, assessments, deposits and contributions owed by Borrower except (a) to the extent such taxes are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted, so long as such reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made therefor or (b) if such taxes, assessments, deposits and contributions do not, individually or in the aggregate, exceed Fifty Thousand Dollars ($50,000).

To the extent Borrower defers payment of any contested taxes, Borrower shall (i) notify Lenders in writing of the commencement of, and any material development in, the proceedings, and (ii) post bonds or take any other steps required to prevent the Governmental Authority levying such contested taxes from obtaining a Lien that is other than a “Permitted Lien.” Borrower is unaware of any claims or adjustments proposed for any of Borrower’s prior tax years which could result in additional taxes becoming due and payable by Borrower. Borrower has paid all amounts necessary to fund all present pension, profit sharing and deferred compensation plans in accordance with their terms, and Borrower has not withdrawn from participation in, and has not permitted partial or complete termination of, or permitted the occurrence of any other event with respect to, any such plan which could reasonably be expected to result in any liability of Borrower, including any liability to the Pension Benefit Guaranty Corporation or its successors or any other governmental agency.

5.10 Use of Proceeds. Borrower shall use the proceeds of the Loan solely as working capital and for general corporate purposes.

5.11 Full Disclosure. No written representation, warranty or other statement of Borrower in any report, certificate, or written statement submitted to Lenders, as of the date such representation, warranty, or other statement was made, taken together with all such written reports, written certificates and written statements submitted to Lenders, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained in the reports, certificates, or written statements not misleading (it being recognized by Lenders that the projections and forecasts provided by Borrower in good faith and based upon reasonable assumptions are not viewed as facts and that actual results during the period or periods covered by such projections and forecasts may differ from the projected or forecasted results).

5.12 Definition of “Knowledge”. For purposes of the Loan Documents, whenever a representation or warranty is made to Borrower’s knowledge or awareness, to the “best of” Borrower’s knowledge, or with a similar qualification, knowledge or awareness means the actual knowledge, after reasonable investigation, of any Responsible Officer.

6 AFFIRMATIVE COVENANTS

Borrower shall do all of the following:

6.1 Government Compliance.

(a) Except as permitted by Section 7.3, maintain its and all its Subsidiaries’ legal existence and good standing (or its foreign equivalent, if any) in their respective jurisdictions of formation and maintain qualification in each jurisdiction in which the failure to so qualify would reasonably be expected to have a material adverse effect on Borrower’s business or operations. Borrower shall comply, and have each Subsidiary comply, in all material respects, with all laws, ordinances and regulations to which it is subject, noncompliance with which could reasonably be expected to have a material adverse effect on Borrower’s business.

(b) Obtain all of the Governmental Approvals necessary for the performance by Borrower of its obligations under the Loan Documents to which it is a party. Borrower shall promptly provide copies of any such obtained Governmental Approvals to Lenders.

6.2 Financial Statements, Reports, Certificates. Provide Lenders with the following:

(a) [Reserved];

(b) [Reserved];

(c) as soon as available, but no later than within forty-five (45) days after the end of each fiscal quarter, a company prepared consolidated balance sheet and income statement covering Borrower’s and each of its Subsidiary’s operations for such period in a form acceptable to Lenders (the “Quarterly Financial Statements”); provided, however, notwithstanding the foregoing, the Quarterly Financial Statements for Borrower’s fourth (4th) quarter of each fiscal year, shall be due within ninety (90) days of such fiscal quarter;

(d) [Reserved];

(e) [Reserved];

(f) within five (5) days of filing, copies of all periodic and other reports, proxy statements and other materials filed by Borrower and/or any Guarantor with the SEC, any Governmental Authority succeeding to any or all of the functions of the SEC or with any national securities exchange, or distributed to its shareholders, as the case may be. Documents required to be delivered pursuant to the terms hereof (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date on which Borrower posts such documents, or provides a link thereto, on Borrower’s website on the internet at Borrower’s website address; provided, however, Borrower shall promptly notify Lenders in writing (which may be by electronic mail) of the posting of any such documents;

(g) prompt report of any legal actions pending or threatened in writing against Borrower or any of its Subsidiaries that could reasonably be expected to result in damages or costs to Borrower or any of its Subsidiaries of, individually or in the aggregate, One Million Dollars ($1,000,000) or more as reasonably requested by Lenders;

(h) within thirty (30) days of the end of each calendar quarter, an update on the status of any litigation along with such other information relating thereto as reasonably requested by Lenders; and

(i) promptly, from time to time, such other information regarding Borrower or compliance with the terms of any Loan Documents as reasonably requested by Lenders.

6.3 Except as otherwise disclosed to Lenders, any submission by Borrower of any financial statement submitted to Lender shall be deemed to be a representation by Borrower that (i) as of the date of such financial statement, the information and calculations set forth therein are true, accurate and correct, (ii) as of the end of the compliance period set forth in such submission, Borrower is in complete compliance with all required covenants except as noted in such financial statement, (iii) as of the date of such submission, no Events of Default have occurred or are continuing, (iv) as of the date of such submission, Borrower and each of its Subsidiaries has timely filed all required tax returns and reports, and Borrower has timely paid all foreign, federal, state and local taxes, assessments, deposits and contributions owed by Borrower except as otherwise permitted pursuant to the terms of Section 5.9, and (v) as of the date of such submission, no Liens have been levied or claims made against Borrower or any of its Subsidiaries relating to unpaid employee payroll or benefits of which Borrower has not previously provided written notification to Lender.

6.4 [Reserved]

6.5 Taxes; Pensions. Timely file, and require each of its Subsidiaries to timely file, all required tax returns and reports and timely pay, and require each of its Subsidiaries to timely pay, all foreign, federal, state and local taxes, assessments, deposits and contributions owed by Borrower and each of its Subsidiaries, except for deferred payment of any taxes contested pursuant to the terms of Section 5.9 hereof, and shall deliver to Lenders, on demand, appropriate certificates attesting to such payments, and pay all amounts necessary to fund all present pension, profit sharing and deferred compensation plans in accordance with their terms.

6.6 Access to Books and Records. At reasonable times, on five (5) Business Days’ notice (provided no notice is required if an Event of Default has occurred and is continuing), Lenders shall have the right to audit and copy Borrower’s Books. The foregoing inspections and audits shall be conducted no more often than once every twelve (12) months (or more frequently as Lenders in their reasonable discretion determines that conditions warrant) unless an Event of Default has occurred and is continuing in which case such inspections and audits shall occur as often as Lenders shall determine is necessary. The foregoing inspections and audits shall be conducted at Borrower’s expense and the charge therefor shall be One Thousand Dollars ($1,000) per person per day (or such higher amount as shall represent Lenders’ then-current standard charge for the same), plus reasonable out-of-pocket expenses. In the event Borrower and Lenders schedule an audit more than eight (8) days in advance, and Borrower cancels or seeks to or reschedules the audit with less than eight (8) days written notice to Lenders, then (without limiting any of Lenders’ rights or remedies) Borrower shall pay Lenders a fee of Two Thousand Dollars ($2,000) plus any out-of-pocket expenses incurred by Lenders to compensate Lenders for the anticipated costs and expenses of the cancellation or rescheduling.

6.7 Insurance.

(a) Keep its business insured for risks and in amounts standard for companies in Borrower’s industry and location and as Lenders may reasonably request. Insurance policies shall be in a form, with financially sound and reputable insurance companies that are not Affiliates of Borrower, and in amounts that are satisfactory to Lenders. All property policies shall have a lender’s loss payable endorsement showing Lenders as lender loss payee. All liability policies shall show, or have endorsements showing, Lenders as additional insured.

(b) Ensure that proceeds payable under any property policy are, at Lenders’ option, payable to Lenders on account of the Obligations. Notwithstanding the foregoing, so long as no Event of Default has occurred and is continuing, Borrower shall have the option of applying the proceeds of any casualty policy up to Five Hundred Thousand Dollars ($500,000) toward the replacement or repair of destroyed or damaged property or the purchase of other property useful to Borrower’s business.

(c) [Reserved]

6.8 [Reserved]

6.9 [Reserved]

6.10 Protection of Intellectual Property Rights.

(a) (i) Protect, defend and maintain the validity and enforceability of its Intellectual Property material to Borrower’s business; (ii) promptly advise Lenders in writing of material infringements or any other event that could reasonably be expected to materially and adversely affect the value of its Intellectual Property material to Borrower’s business; and (iii) not allow any Intellectual Property material to Borrower’s business to be abandoned, forfeited or dedicated to the public without Lender’s written consent.

6.11 [Reserved]

6.12 [Reserved]

6.13 Formation or Acquisition of Subsidiaries. Notwithstanding and without limiting the negative covenants contained in Sections 7.3 and 7.7 hereof, at the time that Borrower or any Guarantor forms any direct or indirect Subsidiary or acquires any direct or indirect Subsidiary after the Effective Date (including, without limitation, pursuant to a Division), Borrower and such Guarantor shall (a) with respect to Domestic Subsidiaries only, cause such new Domestic Subsidiary to provide to Lenders a joinder to this Agreement to become a co-borrower hereunder or a Guaranty to become a Guarantor hereunder, all in form and substance satisfactory to Lenders, (b) [reserved]; and (c) provide to Lenders all other documentation in form and substance satisfactory to Lenders, including one or more opinions of counsel satisfactory to Lenders, which in its opinion is appropriate with respect to the execution and delivery of the applicable documentation referred to above. Any document, agreement, or instrument executed or issued pursuant to this Section 6.13 shall be a Loan Document.

6.14 [Reserved]

6.15 Permitted Convertible Indebtedness. Promptly after Borrower’s receipt of notice of any election or request by the holders of Permitted Convertible Indebtedness to redeem, provide Lender with written notice of such election or request.

7 NEGATIVE COVENANTS

Borrower shall not do any of the following without the Required Lenders’ prior written consent:

7.1 Dispositions. Convey, sell, lease, transfer, assign, or otherwise dispose of (including, without limitation, pursuant to a Division) (collectively, “Transfer”), or permit any of its Subsidiaries to Transfer, all or any part of its business or property, except for Transfers (a) of Inventory in the ordinary course of business; (b) of worn-out or obsolete Equipment that is, in the reasonable judgment of Borrower, no longer economically practicable to maintain or useful in the ordinary course of business of Borrower; (c) consisting of Permitted Liens and Permitted Investments; (d) consisting of the sale or issuance of any stock of Borrower permitted under Section 7.2 of this Agreement; (e) dispositions of Intellectual Property that are permitted pursuant to Section 6.10(a); (f) consisting of Borrower’s use or transfer of money or Cash Equivalents in a manner that is not prohibited by the terms of this Agreement or the other Loan Documents; (g) of non-exclusive licenses for the use of the property of Borrower or its Subsidiaries in the ordinary course of business and licenses that could not result in a legal transfer of title of the licensed property but that may be exclusive in respects other than territory and that may be exclusive as to territory only as to discrete geographical areas outside of the United States; and (h) of other property with a book value not to exceed Five Hundred Thousand Dollars ($500,000) in the aggregate in any fiscal year.

7.2 Changes in Business, Management, Control, or Business Locations. (a) Engage in or permit any of its Subsidiaries to engage in any business other than the businesses currently engaged in by Borrower and such Subsidiary, as applicable, or reasonably related thereto; (b) liquidate or dissolve; or (c) except with respect to Key Person departures currently contemplated in connection with Lenders’ purchase of certain Preferred Shares of Borrower, fail to provide notice to Lenders of any Key Person departing from or ceasing to be employed by Borrower within five (5) days after his or her departure from Borrower.

Borrower shall not, without at least thirty (30) days prior written notice to Lenders: (1) add any new offices or business locations, including warehouses (unless such new offices or business locations contain less than Five Hundred Thousand Dollars ($500,000) in Borrower’s assets or property), (2) change its jurisdiction of organization, (3) change its organizational structure or type, (4) change its legal name, or (5) change any organizational number (if any) assigned by its jurisdiction of organization.

7.3 Mergers or Acquisitions. Merge or consolidate, or permit any of its Subsidiaries to merge or consolidate, with any other Person, or acquire, or permit any of its Subsidiaries to acquire, all or substantially all of the capital stock or property of another Person (including, without limitation, by the formation of any Subsidiary or pursuant to a Division). Notwithstanding the foregoing, (a) a Subsidiary may merge or consolidate into another Subsidiary or into Borrower and (b) Borrower may consummate Permitted Acquisitions.

7.4 Indebtedness. Create, incur, assume, or be liable for any Indebtedness, or permit any Subsidiary to do so, other than Permitted Indebtedness.

7.5 Encumbrance. Create, incur, allow, or suffer any Lien on any of its property, except for Permitted Liens.

7.6 [Reserved]

7.7 Distributions; Investments. (a) Pay any dividends or make any distribution or payment or redeem, retire or purchase any capital stock of Borrower provided that Borrower may (i) convert any of its convertible securities into other securities pursuant to the terms of such convertible securities or otherwise in exchange thereof, (ii) pay dividends solely in common stock; (iii) pay cash in lieu of fractional shares in connection with any distribution, payment or redemption permitted pursuant to this Section 7.7; (iv) make non-cash purchases or withholding of capital stock in connection with the exercise of stock options or stock appreciation rights by way of cashless exercise or the vesting of restricted stock units or in connection with the satisfaction of withholding tax obligations; and (v) make other payments, distributions, redemptions, retirements or purchases in an aggregate amount not to exceed Five Hundred Thousand Dollars ($500,000) in any fiscal year so long as an Event of Default does not exist at the time of any such payment, distribution, redemption, retirement or purchase and would not exist after giving effect thereto; or (b) directly or indirectly make any Investment (including, without limitation, by the formation of any Subsidiary) other than Permitted Investments, or permit any of its Subsidiaries to do so other than Permitted Investments. For the avoidance of doubt, the term “capital stock” shall not include any convertible debt security and clause (a) shall not apply to the redemption, repurchase or conversion of any convertible debt security.

7.8 Transactions with Affiliates. Directly or indirectly enter into or permit to exist any material transaction with any Affiliate of Borrower, except (i) for transactions that are in the ordinary course of Borrower’s business, upon fair and reasonable terms that are no less favorable to Borrower than would be obtained in an arm’s length transaction with a non-affiliated Person, (ii) employee agreements or arrangements, indemnification agreements and compensation arrangements approved by the Board (or a committee thereof), (iii) transactions of the type described in and permitted in Section 7.7 and Permitted Investments and (iv) equity or Subordinated Debt financing transactions with existing investors that are not otherwise prohibited by this Agreement.

7.9 Subordinated Debt; Permitted Convertible Indebtedness.

(a) Subordinated Debt. (i) Make or permit any payment on any Subordinated Debt, except under the terms of the subordination, intercreditor, or other similar agreement to which such Subordinated Debt is subject, or (ii) amend any provision in any document relating to the Subordinated Debt which would increase the amount thereof, provide for earlier or greater principal, interest, or other payments thereon, or adversely affect the subordination thereof to Obligations owed to Lenders.

(b) Permitted Convertible Indebtedness. Except for redemptions or repurchases of the Permitted Convertible Indebtedness mandatorily required to be made pursuant to the terms of the Indentures as in effect on the date hereof, make any payment or prepayment of principal of, premium, if any, or interest on, or redemption, purchase, retirement, defeasance (including in-substance or legal defeasance), sinking fund, settlement, conversion, or similar payment with respect to, any Permitted Convertible Indebtedness, except that (i) Borrower may make any required payments of cash or deliveries in shares of common stock of Borrower or any combination thereof (or other securities or property following a merger event, reclassification or other change of the common stock) (and cash in lieu of fractional shares) pursuant to the terms of, and otherwise perform its obligations under, any Permitted Convertible Indebtedness (including, without limitation, making payments of interest and principal thereon, making payments due upon required repurchase or redemption thereof and/or making payments and deliveries upon conversion thereof) (provided that, for the sake of clarity, “required payments or deliveries” shall not include a redemption of the Permitted Convertible Indebtedness by Borrower at Borrower’s option) and (ii) notwithstanding anything to the contrary herein, Borrower may issue a conversion notice under Section 14.13 of the Indenture for the 2019 Notes and may make all required payments and deliveries upon conversion of the 2019 Notes in connection with such conversion notice.

7.10 Compliance. Become an “investment company” or a company controlled by an “investment company”, under the Investment Company Act of 1940, as amended, or undertake as one of its important activities extending credit to purchase or carry margin stock (as defined in Regulation U of the Board of Governors of the Federal Reserve System), or use the proceeds of the Loan for that purpose; fail to meet the minimum funding requirements of ERISA, permit a Reportable Event or Prohibited Transaction, as defined in ERISA, to occur; fail to comply with the Federal Fair Labor Standards Act or violate any other law or regulation, if the violation could reasonably be expected to have a material adverse effect on Borrower’s business, or permit any of its Subsidiaries to do so; withdraw or permit any Subsidiary to withdraw from participation in, permit partial or complete termination of, or permit the occurrence of any other event with respect to, any present pension, profit sharing and deferred compensation plan which could reasonably be expected to result in any liability of Borrower, including any liability to the Pension Benefit Guaranty Corporation or its successors or any other governmental agency.

7.11 Guaranty. To permit any of its Subsidiaries to guarantee the payment of any Indebtedness of Borrower or any of its Subsidiaries unless such Subsidiary within 10 days executes and delivers a Guaranty in form and substance reasonably satisfactory to Lenders providing for a Guaranty by such Subsidiary of the Obligations, provided that the Guaranty arising under this provision in favor of Lenders as a result of a Subsidiary guaranteeing obligations under the SVB Loan and Security Agreement shall be subordinated in right of payment to the same extent the Obligations are subordinated to the obligations under the SVB Loan and Security Agreement.

8 EVENTS OF DEFAULT

Any one of the following shall constitute an event of default (an “Event of Default”) under this Agreement:

8.1 Payment Default. Borrower fails to (a) make any payment of principal or interest on the Loan when due, or (b) pay any other Obligations within three (3) Business Days after such Obligations are due and payable (which three (3) Business Day cure period shall not apply to payments due on the Loan Maturity Date). During the cure period, the failure to make or pay any payment specified under clause (b) hereunder is not an Event of Default;

8.2 Covenant Default.

(a) Borrower fails or neglects to perform any obligation in Sections 6.2, 6.5, 6.6, 6.7, 6.10 or 6.13 or violates any covenant in Section 7; or

(b) Borrower fails or neglects to perform, keep, or observe any other term, provision, condition, covenant or agreement contained in this Agreement or any Loan Documents, and as to any default (other than those specified in this Section 8) under such other term, provision, condition, covenant or agreement that can be cured, has failed to cure the default within fifteen (15) days after the occurrence thereof; provided, however, that if the default cannot by its nature be cured within the fifteen (15) day period or cannot after diligent attempts by Borrower be cured within such fifteen (15) day period, and such default is likely to be cured within a reasonable time, then Borrower shall have an additional period (which shall not in any case exceed thirty (30) days) to attempt to cure such default, and within such reasonable time period the failure to cure the default shall not be deemed an Event of Default. Cure periods provided under this section shall not apply, among other things, to financial covenants or any other covenants set forth in clause (a) above;

8.3 Material Adverse Change. A Material Adverse Change occurs;

8.4 Attachment; Levy; Restraint on Business.

(a) (i) The service of process seeking to attach, by trustee or similar process, any funds of Borrower or of any entity under the control of Borrower (including a Subsidiary), or (ii) a notice of lien or levy is filed against any of Borrower’s assets by any Governmental Authority, and the same under subclauses (i) and (ii) hereof are not, within ten (10) days after the occurrence thereof, discharged or stayed (whether through the posting of a bond or otherwise); or

(b) (i) any material portion of Borrower’s assets is attached, seized, levied on, or comes into possession of a trustee or receiver, or (ii) any court order enjoins, restrains, or prevents Borrower from conducting all or any material part of its business;

8.5 Insolvency. (a) Borrower or any of its Subsidiaries is unable to pay its debts (including trade debts) as they become due or otherwise becomes insolvent; (b) Borrower or any of its Subsidiaries begins an Insolvency Proceeding; or (c) an Insolvency Proceeding is begun against Borrower or any of its Subsidiaries and is not dismissed or stayed within forty-five (45) days;

8.6 Other Agreements. There is, under any agreement to which Borrower or any Guarantor is a party with a third party or parties, (a) any default resulting in a right by such third party or parties, whether or not exercised, to accelerate the maturity of any Indebtedness in an amount individually or in the aggregate in excess of Five Hundred Thousand Dollars ($500,000); or (b) any breach or default by Borrower or Guarantor, the result of which could have a material adverse effect on Borrower’s or any Guarantor’s business; provided, however, that the Event of Default under this Section 8.6 caused by the occurrence of a breach or default under such other agreement shall be cured or waived for purposes of this Agreement upon Lenders receiving written notice from the party asserting such breach or default of such cure or waiver of the breach or default under such other agreement, if at the time of such cure or waiver under such other agreement (x) Lenders have not declared an Event of Default under this Agreement and/or exercised any rights with respect thereto; (y) any such cure or waiver does not result in an Event of Default under any other provision of this Agreement or any Loan Document; and (z) in connection with any such cure or waiver under such other agreement, the terms of any agreement with such third party are not modified or amended in any manner which could in the good faith business judgment of Lenders be materially less advantageous to Borrower;

8.7 Judgments; Penalties. One or more fines, penalties or final judgments, orders or decrees for the payment of money in an amount, individually or in the aggregate, of at least Five Hundred Thousand Dollars ($500,000) (not covered by independent third-party insurance as to which liability has been accepted by such insurance carrier) shall be rendered against Borrower by any Governmental Authority, and the same are not, within ten (10) days after the entry, assessment or issuance thereof, discharged, satisfied, or paid, or after execution thereof, stayed or bonded pending appeal, or such judgments are not discharged prior to the expiration of any such stay;

8.8 Misrepresentations. Borrower or any Person acting for Borrower makes any representation, warranty, or other statement now or later in this Agreement, any Loan Document or in any writing delivered to Lenders or to induce Lenders to enter this Agreement or any Loan Document, and such representation, warranty, or other statement is incorrect in any material respect when made;

8.9 Subordinated Debt. Any document, instrument, or agreement evidencing any Subordinated Debt shall for any reason be revoked or invalidated or otherwise cease to be in full force and effect, any Person shall be in breach thereof or contest in any manner the validity or enforceability thereof or deny that it has any further liability or obligation thereunder, or the Obligations shall for any reason be subordinated or shall not have the priority contemplated by this Agreement or any applicable subordination or intercreditor agreement;

8.10 Guaranty. (a) Any guaranty of any Obligations terminates or ceases for any reason to be in full force and effect; (b) any Guarantor does not perform any obligation or covenant under any guaranty of the Obligations; (c) any circumstance described in Sections 8.3, 8.4, 8.5, 8.6, 8.7, or 8.8 of this Agreement occurs with respect to any Guarantor, (d) the death, liquidation, winding up, or termination of existence of any Guarantor; or (e) a material adverse change in the general affairs, management, results of operation, condition (financial or otherwise) or the prospect of repayment of the Obligations occurs with respect to any Guarantor; or

8.11 Governmental Approvals. Any Governmental Approval shall have been revoked, rescinded, suspended, modified in an adverse manner or not renewed in the ordinary course for a full term and such decision or such revocation, rescission, suspension, modification or non-renewal could reasonably be expected to cause, a Material Adverse Change.

9 LENDERS’ RIGHTS AND REMEDIES

9.1 Rights and Remedies. Upon the occurrence and during the continuance of an Event of Default, Required Lenders may, without notice or demand, do any or all of the following:

(a) declare all Obligations immediately due and payable (but if an Event of Default described in Section 8.5 occurs all Obligations are immediately due and payable without any action by Required Lenders);

(b) exercise all rights and remedies available to Lenders under the Loan Documents or at law or equity.

9.2 No Waiver; Remedies Cumulative. Lenders’ failure, at any time or times, to require strict performance by Borrower of any provision of this Agreement or any other Loan Document shall not waive, affect, or diminish any right of Lenders thereafter to demand strict performance and compliance herewith or therewith. No waiver hereunder shall be effective unless signed by the party granting the waiver and then is only effective for the specific instance and purpose for which it is given. Lenders’ rights and remedies under this Agreement and the other Loan Documents are cumulative. Lenders have all rights and remedies provided under the Code, by law, or in equity. Lender’s exercise of one right or remedy is not an election and shall not preclude Lenders from exercising any other remedy under this Agreement or other remedy available at law or in equity, and Lenders’ waiver of any Event of Default is not a continuing waiver. Lenders’ delay in exercising any remedy is not a waiver, election, or acquiescence.

9.3 Demand Waiver. Borrower waives demand, notice of default or dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments, chattel paper, and guarantees held by Lenders on which Borrower is liable.

10 NOTICES

All notices, consents, requests, approvals, demands, or other communication by any party to this Agreement or any other Loan Document must be in writing and shall be deemed to have been validly served, given, or delivered: (a) upon the earlier of actual receipt and three (3) Business Days after deposit in the U.S. mail, first class, registered or certified mail return receipt requested, with proper postage prepaid; (b) upon transmission, when sent by electronic mail or facsimile transmission; (c) one (1) Business Day after deposit with a reputable overnight courier with all charges prepaid; or (d) when delivered, if hand-delivered by messenger, all of which shall be addressed to the party to be notified and sent to the address, facsimile number, or email address indicated below. Lender or Borrower may change their respective mailing or electronic mail address or facsimile number by giving the other party written notice thereof in accordance with the terms of this Section 10.

If to Borrower:	FLUIDIGM CORPORATION
2 Tower Place, Suite 2000
South San Francisco, CA 94080
Attn: Vikram Jog, Chief Financial Officer
Email: vikram.jog@fluidigm.com

If to Lenders:	VIKING GLOBAL INVESTORS LP
55 Railroad Ave
Greenwich, Connecticut 06830
Attn: Legal and Compliance Department
Email: legalnotices@vikingglobal.com

11 CHOICE OF LAW, VENUE, JURY TRIAL WAIVER AND JUDICIAL REFERENCE

New York law governs the Loan Documents. Borrower and Lender each submit to the exclusive jurisdiction of the State and Federal courts of New York, in each case sitting in the Borough of Manhattan. Borrower expressly submits and consents in advance to such jurisdiction in any action or suit commenced in any such court, and Borrower hereby waives any objection that it may have based upon lack of personal jurisdiction, improper venue, or forum non conveniens and hereby consents to the granting of such legal or equitable relief as is deemed appropriate by such court. Borrower hereby waives personal service of the summons, complaints, and other process issued in such action or suit and agrees that service of such summons, complaints, and other process may be made by registered or certified mail addressed to Borrower at the address set forth in, or subsequently provided by Borrower in accordance with, Section 10 of this Agreement and that service so made shall be deemed completed upon the earlier to occur of Borrower’s actual receipt thereof or three (3) days after deposit in the U.S. mails, proper postage prepaid.

EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE LOAN DOCUMENTS (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND ANY NOTE BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.

This Section 11 shall survive the termination of this Agreement.

12 GENERAL PROVISIONS

12.1 Termination; Survival. All covenants, representations and warranties made in this Agreement shall continue in full force until all Obligations (other than inchoate indemnity obligations, and any other obligations which, by their terms, are to survive the termination of this Agreement) have been satisfied. Upon the earlier of the payment in full of the Loan or the conversion of the Conversion Amount pursuant to this Agreement, this Agreement shall automatically terminate (other than inchoate indemnity obligations, and any other obligations which, by their terms, are to survive the termination of this Agreement). Those obligations that are expressly specified in this Agreement as surviving this Agreement’s termination shall continue to survive notwithstanding this Agreement’s termination.

12.2 Successors and Assigns. This Agreement binds and is for the benefit of the successors and permitted assigns of each party. Borrower may not assign this Agreement or any rights or obligations under it without Lender’s prior written consent (which may be granted or withheld in Lenders’ discretion). Each Lender has the right, without the consent of or notice to Borrower, to sell, transfer, assign, negotiate, or grant participation in all or any part of, or any interest in, such Lender’s obligations, rights, and benefits under this Agreement and the other Loan Documents to any Person. Borrower shall maintain at one of its offices a copy of each assignment and assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, principal amounts (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Lender, at any reasonable time and from time to time upon reasonable prior notice. If any Lender sells at any time participations to any person (each, a “Participant”) in all or a portion of such Lender’s right or obligations under this Agreement, (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and (iii) the Borrower shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

12.3 Indemnification. Borrower agrees to indemnify, defend and hold Lenders and their directors, officers, employees, agents, attorneys, or any other Person affiliated with or representing Lenders (each, an “Indemnified Person”) harmless against: (i) all obligations, demands, claims, and liabilities (collectively, “Claims”) claimed or asserted by any other party in connection with the transactions contemplated by the Loan Documents; and (ii) all losses or expenses (including Lender Expenses) in any way suffered, incurred, or paid by such Indemnified Person as a result of, following from, consequential to, or arising from transactions between Lenders and Borrower (including reasonable attorneys’ fees and expenses), except for Claims and/or losses directly caused by such Indemnified Person’s gross negligence or willful misconduct.

This Section 12.3 shall survive until all statutes of limitation with respect to the Claims, losses, and expenses for which indemnity is given shall have run.

12.4 Time of Essence. Time is of the essence for the performance of all Obligations in this Agreement.

12.5 Severability of Provisions. Each provision of this Agreement is severable from every other provision in determining the enforceability of any provision.

12.6 Correction of Loan Documents. Required Lenders may correct patent errors and fill in any blanks in the Loan Documents consistent with the agreement of the parties so long as Lenders provide Borrower with written notice of such correction and allows Borrower at least ten (10) days to object to such correction. In the event of such objection, such correction shall not be made except by an amendment signed by the Required Lenders and Borrower.

12.7 Amendments in Writing; Waiver; Integration. Without the consent of Required Lenders, no purported amendment or modification of any Loan Document, or waiver, discharge or termination of any obligation under any Loan Document, shall be enforceable or admissible unless, and only to the extent, expressly set forth in a writing signed by the party against which enforcement or admission is sought; and provided, further, that no such waiver and no such amendment, supplement or modification shall, without the consent of each Lender directly and adversely affected thereby: (i) forgive or reduce any portion of any Loan owing to such Lender or extend the final scheduled maturity date of any such Loan or reduce the stated rate, or forgive any portion thereof, or extend the date for the payment, of any principal, interest or fee payable hereunder, or make any Loan, interest, Fee or other amount payable in any currency, or (ii) release all or substantially all of the Guarantors under the Guaranty, if any (except as expressly permitted by the Guaranty), or (iii) reduce the percentages specified in the definitions of the terms Required Lenders, or amend, restate, supplement, modify or waive any provision of this Section 12.7 that has the effect of decreasing the number of Lenders that must approve any amendment, restatement, supplementation, modification or waiver, (iv) amend, modify or supplement Article 13 hereof, or (v) consent to the assignment or transfer by Borrower of its rights and obligations under this Agreement party (except as explicitly permitted hereunder).

12.8 Counterparts. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, is an original, and all taken together, constitute one Agreement.

12.9 Confidentiality. In handling any confidential information, Lenders shall exercise the same degree of care that they exercise for their own proprietary information and Lenders will not disclose, divulge, or use for any purpose (other than to monitor its Loan to Borrower) any confidential information obtained from Borrower (including any confidential information obtained pursuant to the terms of this Agreement), but disclosure of information may be made: (a) to Lenders Subsidiaries or Affiliates in the ordinary course of business (such Subsidiaries and Affiliates, together with Lenders, collectively, “Lender Entities”), provided that Lenders inform such Subsidiary or Affiliate that such information is confidential and direct such Subsidiary and Affiliate to maintain the confidentiality of such information; (b) to investors or prospective investors of the Lenders or the funds or accounts for whom the Lenders’ investment managers act as managers or investment managers, provided, however Lenders, their investment managers or their Affiliates shall enter into (or have already entered into) confidentiality agreements with such recipients on terms substantively similar to the provisions contained in this paragraph); (c) to prospective transferees or purchasers of any interest in the Loan (provided, however, Lenders shall enter into confidentiality agreement with prospective transferees or purchasers on terms substantially similar to the provisions contained in this paragraph); (d) as required by law, regulation, subpoena, or other order, provided that Lenders promptly notify Borrower of such disclosure and takes reasonable steps to minimize the extent of any such required disclosure; (e) to the extent required by securities Laws or Governmental Authority or rules or regulations of securities exchanges or similar entities in connection with any required securities filings; (f) as Lenders consider appropriate in exercising remedies under the Loan Documents; and (g) to their attorneys, accountants, consultants, and other professionals to the extent necessary to obtain their services in connection with monitoring the Loan to Borrower and so long as such service providers have executed a confidentiality agreement with Lenders with terms no less restrictive than those contained herein. Confidential information does not include information that is either: (i) in the public domain or in Lenders’ possession when disclosed to Lenders, or becomes part of the public domain (other than as a result of its disclosure by Lenders in violation of this Agreement) after disclosure to Lenders; or (ii) disclosed to Lenders by a third party, if Lenders do not know that the third party is prohibited from disclosing the information.

The provisions of the immediately preceding sentence shall survive the termination of this Agreement.

12.10 Attorneys’ Fees, Costs and Expenses. In any action or proceeding between Borrower and Lenders arising out of or relating to the Loan Documents, the prevailing party shall be entitled to recover its reasonable attorneys’ fees and other costs and expenses incurred, in addition to any other relief to which it may be entitled.

12.11 Electronic Execution of Documents. The words “execution,” “signed,” “signature” and words of like import in any Loan Document shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity and enforceability as a manually executed signature or the use of a paper-based recordkeeping systems, as the case may be, to the extent and as provided for in any applicable law, including, without limitation, any state law based on the Uniform Electronic Transactions Act.

12.12 Calculations in Respect of the Loans. Other than as specified herein, Borrower and its agents shall be responsible for making the calculations called for under the Loans. These calculations include, but are not limited to, any adjustments to the Conversion Rate, the determination of any Last Reported Sale Price and the consideration deliverable in respect of any conversion. Borrower will make all these calculations in good faith and shall provide written notice of any such calculation to Lenders, which written notice shall set forth in reasonable detail the basis for the calculation thereof, and, absent manifest error, Borrower’s calculations as specified in such written notice shall become final and binding on Lenders on the earlier of (i) 30 days after the receipt thereof and (ii) agreement on the part of Lenders.

12.13 Captions. The headings used in this Agreement are for convenience only and shall not affect the interpretation of this Agreement.

12.14 Construction of Agreement. The parties mutually acknowledge that they and their attorneys have participated in the preparation and negotiation of this Agreement. In cases of uncertainty this Agreement shall be construed without regard to which of the parties caused the uncertainty to exist.

12.15 Relationship. The relationship of the parties to this Agreement is determined solely by the provisions of this Agreement. The parties do not intend to create any agency, partnership, joint venture, trust, fiduciary or other relationship with duties or incidents different from those of parties to an arm’s-length contract.

12.16 Third Parties. Nothing in this Agreement, whether express or implied, is intended to: (a) confer any benefits, rights or remedies under or by reason of this Agreement on any persons other than the express parties to it and their respective permitted successors and assigns; (b) relieve or discharge the obligation or liability of any person not an express party to this Agreement; or (c) give any person not an express party to this Agreement any right of subrogation or action against any party to this Agreement.

12.17 Restricted Securities; Legends.

(a) Lenders understand that the Common Shares or Preferred Shares, as applicable, issued in accordance with this Agreement will be characterized as “restricted securities” under Rule 144(a)(3) of the Securities Act unless registered under the Securities Act or resold pursuant to an exemption from the registration requirements of the Securities Act in a transaction that results in such Common Shares or Preferred Shares, as the case may be, no longer being a “restricted security.”

(b) It is understood that the Common Shares or Preferred Shares, as applicable, issued in accordance with this Agreement shall bear the following or a similar legend for so long as such securities constitute “restricted securities” within the meaning of Rule 144(a)(3) of the Securities Act:

THIS SECURITY AND THE COMMON STOCK, IF ANY, ISSUABLE UPON CONVERSION OF THIS SECURITY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT IN ACCORDANCE WITH THE FOLLOWING SENTENCE. BY ITS ACQUISITION HEREOF OR OF A BENEFICIAL INTEREST HEREIN, THE ACQUIRER:

(1) REPRESENTS THAT IT AND ANY ACCOUNT FOR WHICH IT IS ACTING IS A “QUALIFIED INSTITUTIONAL BUYER” (WITHIN THE MEANING OF RULE 144A UNDER THE SECURITIES ACT) OR AN “ACCREDITED INVESTOR” WITHIN THE MEANING OF RULE 501(A) OF THE SECURITIES ACT, AND

(2) AGREES FOR THE BENEFIT OF FLUIDIGM CORPORATION (THE “COMPANY”) THAT IT WILL NOT OFFER, SELL, PLEDGE OR OTHERWISE TRANSFER THIS SECURITY OR ANY BENEFICIAL INTEREST HEREIN PRIOR TO THE DATE THAT IS THE LATER OF (X) ONE YEAR AFTER THE LAST ORIGINAL ISSUE DATE HEREOF OR SUCH SHORTER PERIOD OF TIME AS PERMITTED BY RULE 144 UNDER THE SECURITIES ACT OR ANY SUCCESSOR PROVISION THERETO AND (Y) SUCH LATER DATE, IF ANY, AS MAY BE REQUIRED BY APPLICABLE LAW, EXCEPT:

(A) TO THE COMPANY OR ANY SUBSIDIARY THEREOF, OR

(B) PURSUANT TO A REGISTRATION STATEMENT THAT HAS BECOME EFFECTIVE UNDER THE SECURITIES ACT AND IS EFFECTIVE AT THE TIME OF SUCH TRANSFER, OR

(C) TO A PERSON THAT YOU REASONABLY BELIEVE TO BE A QUALIFIED INSTITUTIONAL BUYER IN COMPLIANCE WITH RULE 144A UNDER THE SECURITIES ACT, OR

(D) PURSUANT TO AN EXEMPTION FROM REGISTRATION PROVIDED BY RULE 144 UNDER THE SECURITIES ACT OR ANY OTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.

PRIOR TO THE REGISTRATION OF ANY TRANSFER IN ACCORDANCE WITH CLAUSE (2)(D) ABOVE, THE COMPANY RESERVES THE RIGHT TO REQUIRE THE DELIVERY OF SUCH LEGAL OPINIONS, CERTIFICATIONS OR OTHER EVIDENCE AS MAY REASONABLY BE REQUIRED IN ORDER TO DETERMINE THAT THE PROPOSED TRANSFER IS BEING MADE IN COMPLIANCE WITH THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS. NO REPRESENTATION IS MADE AS TO THE AVAILABILITY OF ANY EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.

13 CONVERSION

13.1 Preferred Share Automatic Conversion. Upon issuance of the Preferred Shares by the Borrower (if approved at the Company Stockholder Meeting), without any further action taken or notice given by the Lenders, the Conversion Amount shall convert automatically into a number of Preferred Shares equal to:

(1) the Conversion Amount divided by $1,000 multiplied by

(2) the Conversion Price (as defined under the applicable definitive documentation governing the Preferred Shares) divided by $2.84 (the “Initial Company Share Price”).

For the avoidance of doubt, no Preferred Shares will be issued prior to obtaining the approval of the stockholders of the Company authorizing the issuance of such Preferred Shares at a duly called meeting of such stockholders (the “Company Stockholder Meeting”) and shall be issued in connection with the Closing (as defined in the Purchase Agreement). In lieu of fractional shares otherwise issuable, each Lender shall be entitled to receive, at the Company’s sole discretion, either (i) cash in lieu of delivering any fractional Preferred Shares issuable on conversion in an amount equal to the product obtained by multiplying (A) the applicable “Conversion Rate” (not as defined herein, but in the applicable certificate of designations for the Preferred Shares) by (B) the fraction of a Preferred Share not issued by (C) the VWAP of the Common Shares for the relevant Conversion Date (or, if such Conversion Date is not a Trading Day, the next following Trading Day) or (ii) one additional whole share of fully paid and nonassessable Preferred Share.

13.2 Common Share Conversion Privilege.

(a) Upon the earlier to occur of (i) a negative vote at the Company Stockholder Meeting with respect to the authorization of the Preferred Shares, and therefore the automatic conversion pursuant to Section 13.1 does not occur, or (ii) the termination of the Purchase Agreement and therefore the automatic conversion pursuant to Section 13.1 does not occur (the earlier to occur of immediately preceding clauses (i) and (ii), the “Conversion Privilege Trigger”), Lenders shall have the right, at Lenders’ option, at any time following the conclusion of the Company Stockholder Meeting or termination of the Purchase Agreement, but prior to the close of business on the Business Day immediately preceding the Loan Maturity Date, subject to the conversion procedures set forth in Section 13.3, to convert all or a portion of such Lender’s Conversion Amount at any time into a number of Common Shares equal to (1) the Conversion Amount so converted multiplied by (2) the Conversion Rate divided by (3) $1,000; provided, that Lenders shall receive cash in lieu of any fractional shares as set out in Section 13.3(f). For the avoidance of doubt, Lenders may not convert any portion of such Lender’s Conversion Amount pursuant to this Section 13.2(a) prior to the occurrence of the Conversion Privilege Trigger.

(b) The Borrower shall at all times reserve and keep available out of its authorized and unissued Common Shares, solely for issuance on the conversion of the Conversion Amount, such number of Common Shares as shall from time to time be issuable on the conversion of all the Conversion Amount then outstanding. The Borrower shall use its reasonable best efforts to maintain the listing on the NASDAQ of such number of Common Shares as shall from time to time be issuable on the conversion of the Conversion Amount then outstanding. Any Common Shares issued on conversion of the Conversion Amount shall be duly authorized, validly issued, fully paid and nonassessable and shall not be subject to preemptive rights or subscription rights of any other stockholder of the Borrower.

(c) Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement shall require Borrower to issue any Common Shares to Lenders to the extent such issuance would result in the number of Aggregate Shares issued by Borrower to the Lenders under this Agreement, to exceed the Conversion Cap. For purposes of this Section 13.2(c), “Aggregate Shares” shall be equal to the number of shares of Common Stock of the Company issued at any time in the aggregate to the Lenders under this Agreement.

13.3 Conversion Procedure.

(a) Conversion Procedure. A Lender must do each of the following in order to convert all or a portion of the Conversion Amount held by such Lender pursuant to Section 13.2(a) (the first date on which a Lender has complied with all such procedures (including the satisfaction of any conditions to conversion set forth in the Conversion Notice), the “Conversion Date”):

(i) complete and manually sign the conversion notice provided by the Borrower, a form of which is attached hereto as Exhibit A (the “Conversion Notice”), and deliver such notice to the Borrower; provided, that a Conversion Notice may be conditional on the completion of a Change in Control or other condition, transaction or event as Lenders may specify;

(ii) deliver to the Borrower the Promissory Note (if any) representing the Conversion Amount to be converted;

(iii) if required, furnish appropriate endorsements and transfer documents; and

(iv) if required, pay the amount of any tax that may be payable in respect of any transfer involved in the issuance or delivery of Common Shares to a Person other than Lenders.

(b) Effect of Conversion. Effective immediately prior to the close of business on the Conversion Date applicable to any Conversion Amount converted, such Conversion Amount shall cease to be outstanding, interest with respect to such Conversion Amount shall cease to accrue and the corresponding Common Shares pursuant to the conversion shall be issued and outstanding.

(c) Record Holder of Underlying Securities as of Conversion Date. The Lender or Lenders entitled to receive the Common Stock and, to the extent applicable, cash, securities or other property issuable on conversion of the Conversion Amount on a Conversion Date shall be treated for all purposes as the record holder(s) of such shares of Common Shares and/or cash, securities or other property as of the close of business on such Conversion Date. As promptly as practicable on or after the Conversion Date and, if applicable, compliance by the applicable Lender with the relevant procedures contained in Section 13.3(a) (and in any event no later than three Trading Days thereafter; provided, that if a written notice from such Lender in accordance with Section 13.3(a)(i) specifies a date of delivery for any shares of Common Shares, such shares shall be delivered on the date so specified, which shall be no earlier than the second Business Day and no later than the seventh Business Day following the date of such notice), Borrower shall issue the number of whole shares of Common Shares issuable on conversion (and deliver payment of cash in lieu of fractional shares or as otherwise set out in Section 13.3(f)) and, to the extent applicable, any cash, securities or other property issuable thereon. Such delivery of shares of Common Shares, securities or other property, shall be made by book-entry or, at the request of the applicable Lender, by delivering a notice to the Borrower, through the facilities of The Depository Trust Company, or in certificated form. Any such certificate or certificates shall be delivered by the Borrower to the appropriate Lender on a book-entry basis, through the facilities of The Depository Trust Company, or by mailing certificates evidencing the shares to the applicable Lender, in each case at their respective addresses set forth in the Conversion Notice. In the event that a Lender shall not by written notice designate the name in which shares of Common Shares (and payments of cash in lieu of fractional shares) and, to the extent applicable, cash, securities or other property to be delivered on conversion of the Conversion Amount should be registered or paid, or the manner in which such shares, cash, securities or other property should be delivered, the Borrower shall be entitled to register and deliver such shares, securities or other property, and make such payment, in the name of the Lender and in the manner shown on the records of the Borrower. The Lender shall promptly deliver or cause to be delivered to Borrower’s transfer agent or any other Person all such customary additional documentation as may be reasonably necessary to effectuate the delivery of any Common Shares, securities, or other property in accordance with this Section 13.3(c). Any securities issued to the Lender pursuant to this Agreement shall bear the legends set forth in Section 12.17 to the extent such securities constitute “restricted securities” within the meaning of Rule 144(a)(3).

(d) Status of Reacquired Conversion Amount. The Conversion Amount converted in accordance with this Agreement, or otherwise acquired by the Borrower or any of its Subsidiaries in any manner whatsoever, shall cease to be outstanding after the acquisition thereof.

(e) Partial Conversion. In case any Promissory Note for the Conversion Amount shall be surrendered for partial conversion, the Borrower shall, at its expense, execute and deliver to or on the written order of Lender of the Promissory Note so surrendered a new Promissory Note for the Conversion Amount not converted.

(f) No Fractional Shares. Notwithstanding the foregoing, the Borrower shall not deliver any fractional Common Shares on conversion of the Conversion Amount but the Borrower shall instead pay cash in lieu of delivering any fractional Common Shares issuable on conversion based on the VWAP of the Common Shares for the relevant Conversion Date (or, if such Conversion Date is not a Trading Day, the next following Trading Day).

13.4 Adjustments of Conversion Rate. The Conversion Rate shall be adjusted from time to time by the Borrower if any of the following events occurs, except that the Borrower shall not make any adjustments to the Conversion Rate if Lenders participate (other than in the case of a share split or share combination or a tender or exchange offer), at the same time and upon the same terms as holders of the Common Shares and solely as a result of their capacities as Lenders hereunder, in any of the transactions described in this Section 13.4, without having to convert the Conversion Amount, as if it held a number of Common Shares equal to the Conversion Rate multiplied by the Conversion Amount divided by $1,000.

(a) If the Borrower exclusively issues Common Shares as a dividend or distribution on shares of the Common Shares, or if the Borrower effects a share split or share combination, the Conversion Rate shall be adjusted based on the following formula:

where,

CR0	=	the Conversion Rate in effect immediately prior to the open of business on the Ex-Dividend Date of such dividend or distribution, or immediately prior to the open of business on the Effective Date of such share split or share combination, as applicable;

CR1	=	the Conversion Rate in effect immediately after the open of business on such Ex-Dividend Date or Effective Date;

OS0	=	the number of Common Shares outstanding immediately prior to the open of business on such Ex-Dividend Date or Effective Date (before giving effect to any such dividend, distribution, split or combination); and

OS1	=	the number of Common Shares outstanding immediately after giving effect to such dividend, distribution, share split or share combination.

Any adjustment made under this Section 13.4(a) shall become effective immediately after the open of business on the Ex-Dividend Date for such dividend or distribution, or immediately after the open of business on the Effective Date for such share split or share combination, as applicable. If any dividend or distribution of the type described in this Section 13.4 is declared but not so paid or made, the Conversion Rate shall be immediately readjusted, effective as of the date the Board determines not to pay such dividend or distribution, to the Conversion Rate that would then be in effect if such dividend or distribution had not been declared.

(b) If the Borrower issues to all or substantially all holders of the Common Shares any rights, options or warrants (other than in connection with a stockholder rights plan) entitling them, for a period of not more than 45 calendar days after the announcement date of such issuance, to subscribe for or purchase shares of the Common Shares at a price per share that is less than the average of the Last Reported Sale Prices of the Common Shares for the ten consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the date of announcement of such issuance, the Conversion Rate shall be increased based on the following formula:

where,

CR0	=	the Conversion Rate in effect immediately prior to the open of business on the Ex-Dividend Date for such issuance;

CR1	=	the Conversion Rate in effect immediately after the open of business on such Ex-Dividend Date;

OS0	=	the number of Common Shares outstanding immediately prior to the open of business on such Ex-Dividend Date;

X	=	the total number of Common Shares issuable pursuant to such rights, options or warrants; and

Y	=	the number of Common Shares equal to the aggregate price payable to exercise such rights, options or warrants, divided by the average of the Last Reported Sale Prices of the Common Shares over the ten consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the date of announcement of the issuance of such rights, options or warrants.

Any increase made under this Section 13.4(b) shall be made successively whenever any such rights, options or warrants are issued and shall become effective immediately after the open of business on the Ex-Dividend Date for such issuance. To the extent that shares of the Common Shares are not delivered after the expiration of such rights, options or warrants, the Conversion Rate shall be decreased to the Conversion Rate that would then be in effect had the increase with respect to the issuance of such rights, options or warrants been made on the basis of delivery of only the number of Common Shares actually delivered. If such rights, options or warrants are not so issued, the Conversion Rate shall be decreased to the Conversion Rate that would then be in effect if such Ex-Dividend Date for such issuance had not occurred.

For purposes of this Section 13.4(b), in determining whether any rights, options or warrants entitle the holders to subscribe for or purchase shares of the Common Shares at less than such average of the Last Reported Sale Prices of the Common Shares for the ten consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the date of announcement for such issuance, and in determining the aggregate offering price of such Common Shares, there shall be taken into account any consideration received by the Borrower for such rights, options or warrants and any amount payable on exercise or conversion thereof, the value of such consideration, if other than cash, to be determined by the Borrower in good faith and in a commercially reasonable manner.

(c) If the Borrower distributes shares of its Capital Stock, evidences of its indebtedness, other assets or property of the Borrower or rights, options or warrants to acquire its Capital Stock or other securities, to all or substantially all holders of the Common Shares, excluding (i) dividends, distributions or issuances (including share splits) as to which an adjustment was effected (or would be required to be effected, notwithstanding the 1% Exception in Section 13.4(k)) pursuant to Section 13.4(a) or Section 13.4(b), (ii) dividends or distributions paid exclusively in cash, as to which the provisions set forth in Section 13.4(d) shall apply, (iii) except as otherwise described below, rights issued pursuant to a stockholder rights plan of the Borrower, (iv) distributions of Exchange Property in a Reorganization Event and (v) Spin-Offs, as to which the provisions set forth below in this Section 13.4(c) shall apply (any of such shares of Capital Stock, evidences of indebtedness, other assets or property or rights, options or warrants to acquire Capital Stock or other securities, the “Distributed Property”), then the Conversion Rate shall be increased based on the following formula:

where:

CR0	=	the Conversion Rate in effect immediately prior to the open of business on the Ex-Dividend Date for such distribution;

CR1	=	the Conversion Rate in effect immediately after the open of business on such Ex-Dividend Date;

SP0	=	the average of the Last Reported Sale Prices of the Common Shares over the ten consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the Ex-Dividend Date for such distribution; and

FMV	=	the fair market value (as determined by the Borrower in good faith and in a commercially reasonable manner) of the Distributed Property with respect to each outstanding share of the Common Shares on the Ex-Dividend Date for such distribution.

Any increase made under the portion of this Section 13.4(c) above shall become effective immediately after the open of business on the Ex-Dividend Date for such distribution. If such distribution is not so paid or made, the Conversion Rate shall be decreased to the Conversion Rate that would then be in effect if such distribution had not been declared. If the Borrower issues rights, options or warrants that are only exercisable on the occurrence of certain triggering events, then the Borrower shall not adjust the Conversion Rate pursuant to the clauses above until the earliest of these triggering events occurs, and the Borrower shall readjust the Conversion Rate to the extent that any of these rights, options or warrants are not exercised before they expire. In the case of any distribution of rights, options or warrants, to the extent any such rights, options or warrants expire unexercised, the Conversion Rate shall be immediately readjusted to the Conversion Rate that would then be in effect had the increase made for the distribution of such rights, options or warrants been made on the basis of delivery of only the number of shares of the Common Shares actually delivered on exercise of such rights, options or warrants. Notwithstanding the foregoing, if “FMV” (as defined above) is equal to or greater than “SP0” (as defined above), in lieu of the foregoing increase, Lenders shall receive, in respect of each $1,000 of the Conversion Amount then held, at the same time and on the same terms as holders of the Common Shares, the amount and kind of Distributed Property Lenders would have received if Lenders owned a number of Common Shares equal to the Conversion Rate in effect on the Ex-Dividend Date for the distribution. If the Borrower determines the “FMV” (as defined above) of any distribution for purposes of this Section 13.4(c) by reference to the actual or when-issued trading market for any securities, it shall in doing so consider the prices in such market over the same period used in computing the Last Reported Sale Prices of the Common Shares over the ten consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the Ex-Dividend Date for such distribution.

With respect to an adjustment pursuant to this Section 13.4(c) where there has been a payment of a dividend or other distribution on the Common Shares of shares of Capital Stock of any class or series, or similar equity interest, of or relating to a Subsidiary or other business unit of the Borrower, that are, or, when issued, will be, listed or admitted for trading on a U.S. national securities exchange (a “Spin-Off”), the Conversion Rate shall be increased based on the following formula:

where,

CR0	=	the Conversion Rate in effect immediately prior to the end of the Valuation Period;

CR1	=	the Conversion Rate in effect immediately after the end of the Valuation Period;

FMV0	=	the average of the Last Reported Sale Prices of the Capital Stock or similar equity interest distributed to holders of the Common Shares applicable to one share of the Common Shares (determined by reference to the definition of Last Reported Sale Price as set forth in Section 14.1 as if references therein to Common Shares were to such Capital Stock or similar equity interest) over the first ten consecutive Trading Day period after, and including, the Ex-Dividend Date of the Spin-Off (the “Valuation Period”); provided, that if there is no Last Reported Sale Price of the Capital Stock or similar equity interest distributed to the holders of the Common Shares on such Ex-Dividend Date, the “Valuation Period” shall be the first ten consecutive Trading Day period after, and including, the first Trading Day such Last Reported Sale Price is available; and

MP0	=	the average of the Last Reported Sale Prices of the Common Shares over the Valuation Period.

The adjustment to the Conversion Rate under the preceding paragraph shall occur at the close of business on the last Trading Day of the Valuation Period; provided, that if the relevant Conversion Date occurs during the Valuation Period, references to “ten” in the preceding paragraph shall be deemed to be replaced with such lesser number of Trading Days as have elapsed from, and including, the Ex-Dividend Date of such Spin-Off to, and including, the Conversion Date in determining the Conversion Rate. If any dividend or distribution that constitutes a Spin-Off is declared but not so paid or made, the Conversion Rate shall be immediately decreased, effective as of the date the Board determines not to pay or make such dividend or distribution, to the Conversion Rate that would then be in effect if such dividend or distribution had not been declared or announced.

For purposes of this Section 13.4(c) (and subject in all respect to Section 14.11), rights, options or warrants distributed by the Borrower to all holders of the Common Shares entitling them to subscribe for or purchase shares of the Borrower’s Capital Stock, including Common Shares (either initially or under certain circumstances), which rights, options or warrants, until the occurrence of a specified event or events (a “Trigger Event”) (i) are deemed to be transferred with such shares of the Common Shares, (ii) are not exercisable and (iii) are also issued in respect of future issuances of the Common Shares, shall be deemed not to have been distributed for purposes of this Section 13.4(c) (and no adjustment to the Conversion Rate under this Section 13.4(c) shall be required) until the occurrence of the earliest Trigger Event, whereupon such rights, options or warrants shall be deemed to have been distributed and an appropriate adjustment (if any is required) to the Conversion Rate shall be made under this Section 13.4(c). If any such right, option or warrant, including any such existing rights, options or warrants distributed prior to the Effective Date, are subject to events, on the occurrence of which such rights, options or warrants become exercisable to purchase different securities, evidences of indebtedness or other assets, then the date of the occurrence of any and each such event shall be deemed to be the date of distribution and Ex-Dividend Date with respect to new rights, options or warrants with such rights (in which case the existing rights, options or warrants shall be deemed to terminate and expire on such date without exercise by any of the holders thereof). In addition, in the event of any distribution (or deemed distribution) of rights, options or warrants, or any Trigger Event or other event (of the type described in the immediately preceding sentence) with respect thereto that was counted for purposes of calculating a distribution amount for which an adjustment to the Conversion Rate under this Section 13.4(c) was made, (A) in the case of any such rights, options or warrants that shall all have been purchased without exercise by any holders thereof, on such final redemption or purchase (1) the Conversion Rate shall be readjusted as if such rights, options or warrants had not been issued and (2) the Conversion Rate shall then again be readjusted to give effect to such distribution, deemed distribution or Trigger Event, as the case may be, as though it were a cash distribution, equal to the per share redemption or purchase price received by a holder or holders of Common Shares with respect to such rights, options or warrants (assuming such holder had retained such rights, options or warrants), made to all holders of Common Shares as of the date of such redemption or purchase and (B) in the case of such rights, options or warrants that shall have expired or been terminated without exercise by any holders thereof, the Conversion Rate shall be readjusted as if such rights, options and warrants had not been issued.

For purposes of Section 13.4(a), Section 13.4(b) and Section 13.4(c), if any dividend or distribution to which this Section 13.4(c) is applicable also includes one or both of:

(A) a dividend or distribution of Common Shares to which Section 13.4(a) is applicable (a “Clause A Distribution”); or

(B) a dividend or distribution of rights, options or warrants to which Section 13.4(b) is applicable (a “Clause B Distribution”),

then, in either case, (1) such dividend or distribution, other than the Clause A Distribution and/or Clause B Distribution, shall be deemed to be a dividend or distribution to which this Section 13.4(c) is applicable (a “Clause C Distribution”) and any Conversion Rate adjustment required by this Section 13.4(c) with respect to such Clause C Distribution shall then be made and (2) the Clause A Distribution and/or Clause B Distribution shall be deemed to immediately follow such Clause C Distribution and any Conversion Rate adjustment required by Section 13.4(a) and/or Section 13.4(b) with respect thereto shall then be made, except that, if determined by the Borrower (I) the “Ex-Dividend Date” of the Clause A Distribution and/or Clause B Distribution shall be deemed to be the Ex-Dividend Date of the Clause C Distribution and (II) any Common Shares included in the Clause A Distribution and/or Clause B Distribution shall be deemed not to be “outstanding immediately prior to the open of business on such Ex-Dividend Date or Effective Date” within the meaning of Section 13.4(a) or “outstanding immediately prior to the open of business on such Ex-Dividend Date” within the meaning of Section 13.4(b).

(d) If any cash dividend or distribution is made to all or substantially all holders of the Common Shares, the Conversion Rate shall be adjusted based on the following formula:

where,

CR0	=	the Conversion Rate in effect immediately prior to the open of business on the Ex-Dividend Date for such dividend or distribution;

CR1	=	the Conversion Rate in effect immediately after the open of business on the Ex-Dividend Date for such dividend or distribution;

SP0	=	the Last Reported Sale Price of the Common Shares on the Trading Day immediately preceding the Ex-Dividend Date for such dividend or distribution; and

C	=	the amount in cash per share the Borrower distributes to all or substantially all holders of the Common Shares.

Any increase pursuant to this Section 13.4(d) shall become effective immediately after the open of business on the Ex-Dividend Date for such dividend or distribution. If such dividend or distribution is not so paid, the Conversion Rate shall be decreased, effective as of the date the Board determines not to make or pay such dividend or distribution, to be the Conversion Rate that would then be in effect if such dividend or distribution had not been declared. Notwithstanding the foregoing, if “C” (as defined above) is equal to or greater than “SP0” (as defined above), in lieu of the foregoing increase, Lenders shall receive, for each $1,000 of the Conversion Amount, at the same time and on the same terms as holders of shares of the Common Shares, the amount of cash that Lenders would have received if Lender owned a number of Common Shares equal to the Conversion Rate in effect on the Ex-Dividend Date for such cash dividend or distribution.

(e) If the Borrower or any of its Subsidiaries make a payment in respect of a tender or exchange offer for the Common Shares that is subject to the then-applicable tender offer rules under the Exchange Act, other than an odd-lot tender offer, to the extent that the cash and value of any other consideration included in the payment per share of the Common Shares exceeds the average of the Last Reported Sale Prices of the Common Shares over the ten consecutive Trading Day period commencing on, and including, the Trading Day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer, the Conversion Rate shall be increased based on the following formula:

where,

CR0	=	the Conversion Rate in effect immediately prior to the close of business on the tenth Trading Day immediately following, and including, the Trading Day next succeeding the date such tender or exchange offer expires;

CR1	=	the Conversion Rate in effect immediately after the close of business on the tenth Trading Day immediately following, and including, the Trading Day next succeeding the date such tender or exchange offer expires;

AC	=	the aggregate value of all cash and any other consideration (as determined by the Borrower in good faith and in a commercially reasonable manner) paid or payable for Common Shares purchased in such tender or exchange offer;

OS0	=	the number of Common Shares outstanding immediately prior to the date such tender or exchange offer expires (prior to giving effect to the purchase of all Common Shares accepted for purchase or exchange in such tender or exchange offer);

OS1	=	the number of Common Shares outstanding immediately after the date such tender or exchange offer expires (after giving effect to the purchase of all Common Shares accepted for purchase or exchange in such tender or exchange offer); and

SP1	=	the average of the Last Reported Sale Prices of the Common Shares over the ten consecutive Trading Day period commencing on, and including, the Trading Day next succeeding the date such tender or exchange offer expires.

The adjustment to the Conversion Rate under this Section 13.4(e) shall occur at the close of business on the tenth Trading Day immediately following, and including, the Trading Day immediately following the expiration date of such tender or exchange offer expires; provided that if the relevant Conversion Date occurs during the ten Trading Days immediately following, and including, the Trading Day next succeeding the expiration date of any tender or exchange offer, references to “ten” or “tenth” in the preceding paragraph shall be deemed replaced with such lesser number of Trading Days as have elapsed from, and including, the Trading Day next succeeding the date that such tender or exchange offer expires to, and including, the Conversion Date in determining the Conversion Rate. For the avoidance of doubt, no adjustment under this Section 13.4(e) shall be made if such adjustment would result in a decrease in the Conversion Rate (other than, for the avoidance of doubt, any readjustment described in the immediately succeeding paragraph).

If the Borrower or one of its Subsidiaries is obligated to purchase the Common Shares pursuant to any such tender or exchange offer described in this Section 13.4(e) but the Borrower or such Subsidiary is permanently prevented by applicable law from effecting any such purchase or all such purchases are rescinded, the Conversion Rate shall be decreased to be the Conversion Rate that would then be in effect if such tender or exchange offer had not been made or had been made only in respect of the purchases that have been effected.

(f) Notwithstanding this Section 13.4 or any other provision of this Agreement, if (i) a Conversion Rate adjustment becomes effective on any Ex-Dividend Date, (ii) Lenders have converted their Conversion Amount and the Conversion Date for such conversion occurs on or after such Ex-Dividend Date and on or prior to the related Record Date, (iii) the consideration due on such conversion includes any whole Common Shares based on a Conversion Rate that is adjusted for such Ex-Dividend Date and (iv) such Common Shares would be entitled to participate in such dividend, distribution, or other event giving rise to such adjustment, then the Conversion Rate adjustment relating to such Ex-Dividend Date shall not be made for such conversion, and, instead, the Common Shares issuable on conversion on an unadjusted basis shall be entitled to participate in the related dividend, distribution or other event giving rise to such adjustment.

(g) Except as stated herein, the Borrower shall not adjust the Conversion Rate for the issuance of shares of the Common Shares or any securities convertible into or exchangeable for shares of the Common Shares or the right to purchase shares of the Common Shares or such convertible or exchangeable securities.

(h) In addition to those adjustments required by Sections 13.4(a), (b), (c), (d) and (e), and to the extent permitted by applicable law and subject to the applicable rules of any exchange on which any of the Borrower’s securities are then listed, the Borrower from time to time may increase the Conversion Rate by any amount for a period of at least 20 Business Days if the Board determines that such increase would be in the Borrower’s best interest. In addition, to the extent permitted by applicable law and subject to the applicable rules of any exchange on which any of the Borrower’s securities are then listed, the Borrower may (but is not required to) increase the Conversion Rate to avoid or diminish income tax to holders of Common Shares or rights to purchase Common Shares in connection with a dividend or distribution of Common Shares (or rights to acquire Common Shares) or similar event. Whenever the Conversion Rate is increased pursuant to either of the preceding two sentences, the Borrower shall deliver to Lender a notice of the increase at least 15 days prior to the date the increased Conversion Rate takes effect, and such notice shall state the increased Conversion Rate and the period during which it will be in effect.

(i) If the Borrower has a stockholder rights plan in effect on conversion of any portion of the Conversion Amount, each share of Common Shares, if any, issued on such conversion shall be entitled to receive the appropriate number of rights, if any, and the certificates representing the Common Shares issued on such conversion shall bear such legends, if any, in each case as may be provided by the terms of any such stockholder rights plan, as the same may be amended from time to time. However, if, prior to any conversion of any portion of the Conversion Amount, the rights have separated from the Common Shares in accordance with the provisions of the applicable stockholder rights plan, the Conversion Rate shall be adjusted at the time of separation as if the Borrower distributed to all or substantially all holders of the Common Shares Distributed Property as provided in Section 13.4(i), subject to readjustment in the event of the expiration, termination or redemption of such rights.

(j) Notwithstanding anything to the contrary in this Section 13.4(j), the Conversion Rate shall not be adjusted:

(i) on the issuance of Common Shares at a price below the Initial Company Share Price or otherwise, other than any such issuance described in Section 13.4(a), (b) or (c);

(ii) on the issuance of any Common Shares pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on the Borrower’s securities and the investment of additional optional amounts in Common Shares under any plan;

(iii) on the issuance of any Common Shares or options or rights to purchase those shares pursuant to any present or future employee, director or consultant benefit or incentive plan (including pursuant to any evergreen plan) or program of or assumed by the Borrower or any of the Borrower’s Subsidiaries or in connection with any such shares withheld by the Borrower for tax withholding purposes;

(iv) on the issuance of any Common Shares pursuant to any option, warrant, right or exercisable, exchangeable or convertible security not described in clause (ii) of this subsection and outstanding as of the Effective Date;

(v) for a tender offer by any party other than a tender offer by the Borrower or one or more of the Borrower’s Subsidiaries as described in Section 13.4(e);

(vi) on the repurchase of any shares of the Common Shares pursuant to an open-market share repurchase program or other buy-back transaction (including, without limitation, through any structured or derivative transactions such as accelerated share repurchase transactions or similar forward derivatives), or other buy-back transaction, that is not a tender offer or exchange offer of the nature described under Section 13.4(e);

(vii) solely for a change in the par value (or lack of par value) of the Common Shares; or

(viii) for accrued and unpaid interest, if any.

(k) The Borrower shall not adjust the Conversion Rate pursuant to the clauses above unless the adjustment would result in a change of at least 1% in the then effective Conversion Rate; provided, that the Borrower shall carry forward any adjustment to the Conversion Rate that the Borrower would otherwise have to make and take that adjustment into account in any subsequent adjustment. Notwithstanding the foregoing, all such carried-forward adjustments shall be made with respect to the Conversion Amount (i) in connection with any subsequent adjustment to the Conversion Rate of at least 1% of the Conversion Rate and (ii) regardless of whether the aggregate adjustment is less than 1% of the Conversion Rate, on the Conversion Date, in each case, unless the adjustment has already been made. The provisions described above in this Section 13.4(k) are referred to as the “1% Exception”. All calculations and other determinations under this Section 13 shall be made by the Borrower and shall be made to the nearest 1/10,000th of a share.

(l) Whenever the Conversion Rate is adjusted as herein provided, the Borrower shall promptly deliver to Lenders an Officers’ Certificate setting forth the Conversion Rate after such adjustment and setting forth a brief statement of the facts requiring such adjustment. Failure to deliver such notice shall not affect the legality or validity of any such adjustment.

(m) For purposes of this Section 13 the number of Common Shares at any time outstanding shall not include Common Shares held in the treasury of the Borrower so long as the Borrower does not pay any dividend or make any distribution on Common Shares held in the treasury of the Borrower, but shall include Common Shares issuable in respect of scrip certificates issued in lieu of fractions of Common Shares.

13.5 Reorganization Events.

(a) Reorganization Events. In the event of:

(i) any reclassification, statutory exchange, merger, consolidation or other similar business combination of the Borrower with or into another Person, in each case, pursuant to which at least a majority of the Common Shares is changed or converted into, or exchanged for, cash, securities or other property of the Borrower or another Person;

(ii) any sale, transfer, lease or conveyance to another Person of all or substantially all of the consolidated assets of the Borrower and its Subsidiaries, taken as a whole, in each case pursuant to which the Common Shares are converted into cash, securities or other property; or

(iii) any statutory exchange of securities of the Borrower with another Person (other than in connection with a merger or acquisition) or reclassification, recapitalization or reorganization of the Common Shares into other securities;

(each, a “Reorganization Event”), the Conversion Amount outstanding immediately prior to such Reorganization Event (to the extent Lenders have not elected a Lender Repurchase Right in accordance with Section 13.5(c)(ii)) shall, without the consent of Lenders and subject to Section 13.5(d), shall automatically become convertible into, in accordance with Section 13.2, the number, kind and amount of securities, cash and other property (the “Exchange Property”) (without any interest on such Exchange Property) that Lenders would have received in such Reorganization Event had Lenders converted their Conversion Amount into the applicable number of Common Shares immediately prior to the effective date of the Reorganization Event using the Conversion Rate applicable immediately prior to the effective date of the Reorganization Event; provided, that the foregoing shall not apply if Lender is a Person with which the Borrower consolidated or into which the Borrower merged or which merged into the Borrower or to which such sale or transfer was made, as the case may be (any such Person, a “Constituent Person”), or an Affiliate of a Constituent Person, to the extent such Reorganization Event provides for different treatment of Common Shares held by such Constituent Persons or such Affiliate thereof. If the kind or amount of securities, cash and other property receivable on such Reorganization Event is not the same for each share of Common Shares held immediately prior to such Reorganization Event by a Person (other than a Constituent Person or an Affiliate thereof), then for the purpose of this Section 13.5(a), the kind and amount of securities, cash and other property receivable on conversion following such Reorganization Event shall be deemed to be the weighted average of the types and amounts of consideration received by the holders of Common Shares.

(b) Successive Reorganization Events. The above provisions of this Section 13.5 shall similarly apply to successive Reorganization Events and the provisions of Section 13.4 shall apply to any shares of Capital Stock (as though such Capital Stock were Common Shares) received by the holders of the Common Shares in any such Reorganization Event.

(c) Reorganization Event Notice; Lender Repurchase Right.

(i) The Borrower (or any successor) shall, no less than 20 days prior to the anticipated effective date of any Reorganization Event, provide written notice to Lenders of such anticipated occurrence of such event and of the kind and amount of the cash, securities or other property that constitutes the Exchange Property (the “Reorganization Event Notice”); provided, nothing in this Section 13.5(c) shall require the Borrower to deliver such notice to Lenders prior to the public announcement of such anticipated Reorganization Event. Failure to deliver such notice shall not affect the operation of this Section 13.5.

(ii) Upon receipt of the Reorganization Event Notice, Lenders will have the right to require the Borrower to repurchase the Loan (the “Lender Repurchase Right”) at a repurchase price equal to (i) 100% of the Outstanding Principal Amount, plus (ii) accrued and unpaid interest to, but excluding, the effective date of the Reorganization Event (the “Repurchase Price”). To elect the Lender Repurchase Right, the Lenders shall notify Borrower of such election in writing at least three Business Days prior to the later of (i) the anticipated effective date of the Reorganization Event specified in the Reorganization Event Notice, or (ii) the actual effective date of such Reorganization Event. To the extent Lenders exercises their Lender Repurchase Right, payment of the Repurchase Price shall be made to Lenders on the effective date of the Reorganization Event.

(d) Reorganization Event Agreements. The Borrower shall not enter into any agreement for a transaction constituting a Reorganization Event unless (i) such agreement provides for or does not interfere with or prevent (as applicable) conversion of the Conversion Amount into the Exchange Property in a manner that is consistent with and gives effect to this Section 13.5 and (ii) to the extent that the Borrower is not the surviving corporation in such Reorganization Event or shall be dissolved in connection with such Reorganization Event, proper provision shall be made in the agreements governing such Reorganization Event for the conversion of the Conversion Amount into stock of the Person surviving such Reorganization Event or such other continuing entity in such Reorganization Event.

13.6 Certain Covenants.

(a) The Borrower covenants that all Common Shares issued upon conversion of the Conversion Amount will be fully paid and non-assessable by the Borrower and free from all taxes, liens and charges with respect to the issue thereof.

(b) The Borrower covenants that, if any Common Shares to be provided for the purpose of conversion of the Conversion Amount hereunder require registration with or approval of any governmental authority under any federal or state law before such Common Shares may be validly issued upon conversion, the Borrower will, to the extent then permitted by the rules and interpretations of the SEC, secure such registration or approval, as the case may be.

(c) The Borrower further covenants that if at any time the Common Shares shall be listed on any national securities exchange or automated quotation system the Borrower will list and keep listed, so long as the Common Shares shall be so listed on such exchange or automated quotation system, any Common Shares issuable upon conversion of the Conversion Amount.

13.7 Investor Representations. Each Lender represents and warrants as follows:

(a) Such Lender is an “accredited investor” within the meaning of Regulation D of the Securities Act and is able to bear the risk of its investment in the Preferred Shares and Common Shares. Such Lender has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of the conversion of the Conversion Amount into Preferred Shares and Common Shares.

(b) Such Lender and its Representatives has been furnished with (i) materials relating to the business, finances and operations of Borrower, (ii) materials relating to the Preferred Shares and Common Shares and (iii) materials relating to the Loan Agreement, in each case, that have been requested by such Lender. Such Lender and its Representatives have been afforded the opportunity to ask questions of Borrower. Neither such inquiries nor any other due diligence investigations conducted at any time by such Lender and its Representatives shall modify, amend or affect such Lender’s right (i) to rely on Borrower’s representations and warranties contained in Section 5 above or (ii) to indemnification or any other remedy based on, or with respect to the accuracy or inaccuracy of, or compliance with, the representations, warranties, covenants and agreements in this Agreement. Each Lender understands that its conversion of the Conversion Amount into Preferred Shares and Common Shares involves a high degree of risk. Such Lender has sought such accounting, legal and tax advice as it has considered necessary to make an informed investment decision with respect to making the Loan.

(c) Such Lender understands that any certificate or book-entry position evidencing Preferred Shares and Common Shares will bear the restrictive legend set forth in the Section 12.17 or the certificate of designations for the Preferred Shares.

(d) Such Lender is acquiring the Loan for its own account, the account of its Affiliates, or the accounts of clients for whom such Lender exercises discretionary investment authority (all of whom such Lender hereby represents and warrants are “accredited investors” within the meaning of Regulation D of the Securities Act), not as a nominee or agent, and not with a view to distribution in violation of any securities Laws. Such Lender has been advised and understands that the conversion of the Conversion Amount into Preferred Shares or Common Shares, as applicable, will not be registered under the Securities Act or under the “blue sky” laws of any jurisdiction and may be resold only if registered pursuant to the requirements of the Securities Act (or if eligible, pursuant to Rule 144 promulgated under the Securities Act or pursuant to another available exemption from the registration requirements of the Securities Act).

(e) Such Lender understands that there is no public trading market for the Preferred Shares, that none is expected to develop and that the Preferred Shares shall be held indefinitely unless and until the Preferred Shares are registered under the Securities Act or an exemption from registration is available. Such Lender has been advised of and is knowledgeable with respect to the provisions of Rule 144 promulgated under the Securities Act.

(f) The obligations of Lender under this Agreement are several and not joint with the obligations of (i) the other Lender under this Agreement and (ii) any lender under that certain Loan Agreement between CASDIN PARTNERS MASTER FUND, L.P., a Cayman Islands exempted limited partnership, CASDIN PRIVATE GROWTH EQUITY FUND II, L.P., a Delaware limited partnership and Borrower dated and effective as of January 23, 2022 (the “Casdin Loan Agreement”), and Lender shall not be responsible in any way for the performance of the obligations of any lender under the Casdin Loan Agreement. Nothing contained herein, and no action taken by any Lender pursuant hereto or any lender pursuant to the Casdin Loan Agreement, shall be deemed to constitute a partnership, an association, a joint venture or any other kind of entity among Lender and any lender under the Casdin Loan Agreement, or create a presumption that Lender and any lender under the Casdin Loan Agreement are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated by this Agreement or the Casdin Loan Agreement. Lender shall be entitled to independently protect and enforce its rights, including the rights arising out of this Agreement, and it shall not be necessary for any lender under the Casdin Loan Agreement to be joined as an additional party in any proceeding for such purpose.

(g) Other than with its Affiliates, Lenders are not a member of a “group” (as such term is used in Section 13(d) of the Exchange Act) of Persons with respect to any securities of the Company (it being understood that in no event will the lenders under the Casdin Loan Agreement or any of their Affiliates be deemed to be Affiliates of Lenders for purposes of this Agreement).

14 DEFINITIONS

14.1 Definitions. As used in the Loan Documents, the word “shall” is mandatory, the word “may” is permissive, the word “or” is not exclusive, the words “includes” and “including” are not limiting, the singular includes the plural, and numbers denoting amounts that are set off in brackets are negative. As used in this Agreement, the following capitalized terms have the following meanings:

“2014 Notes” are (i) the existing unsecured Indebtedness issued under that certain Indenture between Borrower as issuer and U.S. Bank National Association as Trustee dated as of February 4, 2014, and (ii) that certain First Supplemental Indenture between Borrower as issuer and U.S. Bank National Association as Trustee dated as of February 4, 2014.

“2019 Notes” are the existing unsecured Indebtedness issued under that certain Indenture between Borrower as issuer and U.S. Bank National Association as Trustee dated as of November 22, 2019.

“Affiliate” is, with respect to any Person, each other Person that owns or controls directly or indirectly the Person, any Person that controls or is controlled by or is under common control with the Person, and each of that Person’s senior executive officers, directors, partners and, for any Person that is a limited liability company, that Person’s managers and members.

“Agreement” is defined in the preamble hereof.

“Applicable Interest Rate” means:

Date	Applicable Interest Rate
From and including the Effective Date to but excluding March 1, 2022	10%
From and including March 1, 2022 to but excluding June 1, 2022	12%
From and including June 1, 2022 to but excluding September 1, 2022	14%
From and including September 1, 2022 and thereafter	16%

“Authorized Signer” is any individual listed in Borrower’s Borrowing Resolution who is authorized to execute the Loan Documents.

“Board” is Borrower’s board of directors.

“Borrower” is defined in the preamble hereof.

“Borrower’s Books” are all Borrower’s books and records including ledgers, federal and state tax returns, records regarding Borrower’s assets or liabilities, business operations or financial condition, and all computer programs or storage or any equipment containing such information.

“Borrowing Resolutions” are, with respect to any Person, those resolutions adopted by such Person’s board of directors (and, if required under the terms of such Person’s Operating Documents, stockholders) and delivered by such Person to Lender approving the Loan Documents to which such Person is a party and the transactions contemplated thereby, together with a certificate executed by its secretary on behalf of such Person certifying (a) such Person has the authority to execute, deliver, and perform its obligations under each of the Loan Documents to which it is a party, (b) that set forth as a part of or attached as an exhibit to such certificate is a true, correct, and complete copy of the resolutions then in full force and effect authorizing and ratifying the execution, delivery, and performance by such Person of the Loan Documents to which it is a party, (c) the name(s) of the Person(s) authorized to execute the Loan Documents, on behalf of such Person, together with a sample of the true signature(s) of such Person(s), and (d) that Lender may conclusively rely on such certificate unless and until such Person shall have delivered to Lender a further certificate canceling or amending such prior certificate.

“Business Day” is any day that is not a Saturday, Sunday or a day on which commercial banks are required to close in New York, New York.

“Capital Stock” means, for any entity, any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) stock issued by that entity.

“Cash Equivalents” means (a) marketable direct obligations issued or unconditionally guaranteed by the United States or any agency or any State thereof having maturities of not more than one (1) year from the date of acquisition; (b) commercial paper maturing no more than one (1) year after its creation and having the highest rating from either Standard & Poor’s Ratings Group or Moody’s Investors Service, Inc.; and (c) money market funds at least ninety-five percent (95%) of the assets of which constitute Cash Equivalents of the kinds described in clauses (a) through (b) of this definition.

“CFC” means a “controlled foreign corporation” within the meaning of Section 957 of the Internal Revenue Code.

“Change in Control” means (a) at any time, any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), shall become, or obtain rights (whether by means of warrants, options or otherwise) to become, the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d) 5 under the Exchange Act), directly or indirectly, of forty percent (40%) or more of the ordinary voting power for the election of directors of Borrower (determined on a fully diluted basis); (b) during any period of twelve (12) consecutive months, a majority of the members of the board of directors or other equivalent governing body of Borrower cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body; (c) at any time, Borrower shall cease to own and control, of record and beneficially, directly or indirectly, one hundred percent (100%) of each class of outstanding capital stock of each Subsidiary of Borrower (other than director’s qualifying shares) free and clear of all Liens (other than Permitted Liens); or (d) the occurrence of any “Fundamental Change” under the applicable Indenture governing Permitted Convertible Indebtedness.

“Claims” is defined in Section 12.3.

“Clause A Distribution” is defined in Section 13.4(c).

“Clause B Distribution” is defined in Section 13.4(c).

“Clause C Distribution” is defined in Section 13.4(c).

“Code” is the Uniform Commercial Code, as the same may, from time to time, be enacted and in effect in the State of New York; provided, that, to the extent that the Code is used to define any term herein or in any Loan Document and such term is defined differently in different Articles or Divisions of the Code, the definition of such term contained in Article or Division 9 shall govern.

“Common Shares” mean shares of common stock, $0.001 per value per share of the Borrower.

“Constituent Person” is defined in Section 13.5.

“Contingent Obligation” is, for any Person, any direct or indirect liability, contingent or not, of that Person for (a) any indebtedness, lease, dividend, letter of credit or other obligation of another such as an obligation, in each case, directly or indirectly guaranteed, endorsed, co made, discounted or sold with recourse by that Person, or for which that Person is directly or indirectly liable; (b) any obligations for undrawn letters of credit for the account of that Person; and (c) all obligations from any interest rate, currency or commodity swap agreement, interest rate cap or collar agreement, or other agreement or arrangement designated to protect a Person against fluctuation in interest rates, currency exchange rates or commodity prices; but “Contingent Obligation” does not include endorsements in the ordinary course of business. The amount of a Contingent Obligation is the stated or determined amount of the primary obligation for which the Contingent Obligation is made or, if not determinable, the maximum reasonably anticipated liability for it determined by the Person in good faith; but the amount may not exceed the maximum of the obligations under any guarantee or other support arrangement.

“Conversion Amount” means the Outstanding Principal Amount plus all accrued and unpaid interest as of the Conversion Date.

“Conversion Cap” means at all times prior to 60 days prior to the Maturity Date, a number of shares of Common Shares not to exceed 9.5% of the number of Common Shares outstanding as of the date hereof (as determined pursuant to Rule 13d-3 under the Securities Exchange Act of 1934, as amended), and at all times, at the Lender’s election, a number of Common Shares not to exceed (collectively for such Lender, together with Lenders that are Affiliates) 19.99% of the number of Common Shares outstanding (calculated in accordance with the listing standards of the Nasdaq Stock Market Rule 5635(b).

“Conversion Date” is defined in Section 13.3.

“Conversion Notice” is defined in Section 13.3.

“Conversion Rate” means, in respect of conversion into Common Shares, an initial conversion rate of 352.1126 Common Shares (subject to adjustment as provided herein) per $1,000 Conversion Amount.

“Copyrights” are any and all copyright rights, copyright applications, copyright registrations and like protections in each work of authorship and derivative work thereof, whether published or unpublished and whether or not the same also constitutes a trade secret.

“Distributed Property” is defined in Section 13.4(c).

“Division” means, in reference to any Person which is an entity, the division of such Person into two (2) or more separate Persons, with the dividing Person either continuing or terminating its existence as part of such division, including, without limitation, as contemplated under Section 18-217 of the Delaware Limited Liability Company Act for limited liability companies formed under Delaware law, or any analogous action taken pursuant to any other applicable law with respect to any corporation, limited liability company, partnership or other entity.

“Dollars,” “dollars” or use of the sign “$” means only lawful money of the United States and not any other currency, regardless of whether that currency uses the “$” sign to denote its currency or may be readily converted into lawful money of the United States.

“Domestic Subsidiary” means a Subsidiary organized under the laws of the United States or any state or territory thereof or the District of Columbia (excluding any FSHCO).

“Effective Date” is defined in the preamble hereof.

“Equipment” is all “equipment” as defined in the Code with such additions to such term as may hereafter be made, and includes without limitation all machinery, fixtures, goods, vehicles (including motor vehicles and trailers), and any interest in any of the foregoing.

“ERISA” is the Employee Retirement Income Security Act of 1974, and its regulations.

“Event of Default” is defined in Section 8.

“Exchange Act” is the Securities Exchange Act of 1934, as amended.

“Exchange Property” is defined in Section 13.5.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to the Lender or required to be withheld or deducted from a payment to the Lender, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of the Lender being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.7, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to a Lender’s failure to provide tax forms pursuant to Section 2.7, and (d) any withholding Taxes imposed under FATCA.

“Ex-Dividend Date” means the first date on which Common Shares trade on the applicable exchange or in the applicable market, regular way, without the right to receive the issuance, dividend or distribution in question, from the Borrower or, if applicable, from the seller of Common Shares on such exchange or market (in the form of due bills or otherwise) as determined by such exchange or market. For the avoidance of doubt, any alternative trading convention on the applicable exchange or market in respect of Common Shares under a separate ticker symbol or CUSIP number shall not be considered “regular way” for the purposes of this definition.

“FATCA” means Sections 1471 through 1474 of the Internal Revenue Code of 1986, as amended, as of the date of this Agreement (or any amended or successor version), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Internal Revenue Code of 1986, as amended.

“Funding Date” means the date on which the Loan has been made pursuant to Section 3.4(b) of this Agreement.

“FSHCO” means any Subsidiary organized under the laws of any political subdivision of the United States (including any disregarded entity for U.S. federal income tax purposes), substantially all of the assets of which consist of, directly or indirectly, equity securities of one or more CFCs or Indebtedness of such CFCs.

“GAAP” is generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other Person as may be approved by a significant segment of the accounting profession, which are applicable to the circumstances as of the date of determination.

“Governmental Approval” is any consent, authorization, approval, order, license, franchise, permit, certificate, accreditation, registration, filing or notice, of, issued by, from or to, or other act by or in respect of, any Governmental Authority.

“Governmental Authority” is any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization.

“Guarantor” is any Person providing a Guaranty in favor of Lender.

“Guaranty” is any guarantee of all or any part of the Obligations, as the same may from time to time be amended, restated, modified or otherwise supplemented.

“Indebtedness” is (a) indebtedness for borrowed money or the deferred price of property or services, such as reimbursement and other obligations for surety bonds and letters of credit, (b) obligations evidenced by notes, bonds, debentures or similar instruments, (c) capital lease obligations, and (d) Contingent Obligations.

“Indemnified Person” is defined in Section 12.3.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Indenture” means each of (i) that certain Indenture between Borrower as issuer and U.S. Bank National Association as Indenture Trustee dated as of November 22, 2019 and (ii) the Indenture between Borrower as issuer and U.S. Bank National Association as Indenture Trustee dated as of February 4, 2014, as supplemented by that certain First Supplemental Indenture between Borrower as issuer and U.S. Bank National Association as Indenture Trustee dated as of February 4, 2014.

“Insolvency Proceeding” is any proceeding by or against any Person under the United States Bankruptcy Code, or any other bankruptcy or insolvency law, including assignments for the benefit of creditors, compositions, extensions generally with its creditors, or proceedings seeking reorganization, arrangement, or other relief.

“Intellectual Property” means, with respect to any Person, all of such Person’s right, title, and interest in and to the following:

(a) its Copyrights, Trademarks and Patents;

(b) any and all trade secrets and trade secret rights, including, without limitation, any rights to unpatented inventions, know-how and operating manuals;

(c) any and all source code;

(d) any and all design rights which may be available to such Person;

(e) any and all claims for damages by way of past, present and future infringement of any of the foregoing, with the right, but not the obligation, to sue for and collect such damages for said use or infringement of the Intellectual Property rights identified above; and

(f) all amendments, renewals and extensions of any of the Copyrights, Trademarks or Patents.

“Inventory” is all “inventory” as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation all merchandise, raw materials, parts, supplies, packing and shipping materials, work in process and finished products, including without limitation such inventory as is temporarily out of Borrower’s custody or possession or in transit and including any returned goods and any documents of title representing any of the above.

“Investment” is any beneficial ownership interest in any Person (including stock, partnership interest or other securities), and any loan, advance or capital contribution to any Person.

“Key Person” is each of Borrower’s (a) Chief Executive Officer, who is Stephen Christopher Linthwaite as of the Effective Date, and (b) Chief Financial Officer, who is Vikram Jog as of the Effective Date.

“Last Reported Sale Price” of the Common Shares (or other security for which a closing sale price must be determined) on any date means the closing sale price per share (or if no closing sale price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and the average ask prices) on that date as reported in composite transactions for the principal U.S. national or regional securities exchange on which the Common Shares (or such other security) is traded. If the Common Shares (or such other security) is not listed for trading on a U.S. national or regional securities exchange on the relevant date, the “Last Reported Sale Price” shall be the last quoted bid price for the Common Shares (or such other security) in the over-the-counter market on the relevant date as reported by OTC Markets Group Inc. or a similar organization. If the Common Shares (or such other security) is not so quoted, the “Last Reported Sale Price” shall be the average of the mid-point of the last bid and ask prices per share of the Common Shares (or such other security) on the relevant date from each of at least three nationally recognized independent investment banking firms selected by the Borrower for this purpose. The “Last Reported Sale Price” shall be determined without regard to after-hours trading or any other trading outside of the regular trading session hours.

“Lender Entities” is defined in Section 12.9.

“Lender Expenses” are all audit fees and expenses, costs, and expenses (including reasonable attorneys’ fees and expenses) for preparing, amending, negotiating, administering, defending and enforcing the Loan Documents (including, without limitation, those incurred in connection with appeals or Insolvency Proceedings) or otherwise incurred with respect to Borrower or any Guarantor.

“Lien” is a claim, mortgage, deed of trust, levy, charge, pledge, security interest or other encumbrance of any kind, whether voluntarily incurred or arising by operation of law or otherwise against any property.

“Loan Documents” are, collectively, this Agreement and any schedules, exhibits, certificates, notices, and any other documents related to this Agreement, any subordination agreement, any note, or notes or guaranties executed by Borrower or any Guarantor, and any other present or future agreement by Borrower and/or any Guarantor with or for the benefit of Lender pursuant to this Agreement, all as amended, restated, or otherwise modified.

“Loan Maturity Date” is the 91st calendar day after the latest maturity date of the loans (the “Reference Loan Maturity Date”) borrowed pursuant to the SVB Loan and Security Agreement as in effect as of the Effective Date (without giving effect to any amendments, supplements or other modifications to the SVB Loan and Security Agreement after the Effective Date that would extend the Reference Loan Maturity Date to a later date). For the avoidance of doubt, to the extent that the Reference Loan Maturity Date is pulled forward to an earlier maturity date pursuant to the terms of the SVB Loan and Security Agreement as in effect as of the Effective Date, the Loan Maturity Date shall be automatically adjusted to be the 91st day after the then-current maturity date of the Reference Loan Maturity Date.

“Market Disruption Event” means any of the following events:

(a) any suspension of, or limitation imposed on, trading of the Common Shares or options contracts relating to the Common Shares by any U.S. exchange or quotation system on which the Last Reported Sale Price is determined pursuant to the definition of “Last Reported Sale Price” (the “Relevant Exchange”) during the one-hour period prior to the close of trading for the regular trading session on the Relevant Exchange (or for purposes of determining the VWAP per Common Share, any period or periods aggregating one half-hour or longer during the regular trading session on the relevant day) whether by reason of movements in price exceeding limits permitted by the Relevant Exchange or otherwise; or

(b) any event that disrupts or impairs (as determined by the Borrower in its reasonable discretion) the ability of market participants during the one-hour period prior to the close of trading for the regular trading session on the Relevant Exchange (or for purposes of determining the VWAP per Common Share, any period or periods aggregating one half-hour or longer during the regular trading session on the relevant day) to effect transactions in, or obtain market values for, Common Shares on the Relevant Exchange or to effect transactions in, or obtain market values for, options contracts relating to Common Shares on the Relevant Exchange.

“Material Adverse Change” is (a) [reserved]; (b) a material adverse change in the business, operations, or condition (financial or otherwise) of Borrower; or (c) a material impairment of the prospect of repayment of any portion of the Obligations.

“Obligations” are Borrower’s obligations to pay when due any debts, principal, interest, fees, Lender Expenses and other amounts Borrower owes Lender now or later, whether under this Agreement, the other Loan Documents, or otherwise, including, without limitation, interest accruing after Insolvency Proceedings begin and debts, liabilities, or obligations of Borrower assigned to Lender, and to perform Borrower’s duties under the Loan Documents.

“Officer” means, with respect to the Borrower, the President, the Chief Executive Officer, the Chief Financial Officer, the Treasurer, the Secretary, any Executive or Senior Vice President or any Vice President (whether or not designated by a number or numbers or word or words added before or after the title “Vice President”).

“Officers’ Certificate” means a certificate that is delivered to Lender and that is signed by (a) two Officers of the Borrower or (b) one Officer of the Borrower and one of the Treasurer, any Assistant Treasurer, the Secretary, any Assistant Secretary or the Controller of the Borrower.

“Operating Documents” are, for any Person, such Person’s formation documents, as certified by the Secretary of State (or equivalent agency) of such Person’s jurisdiction of organization on a date that is no earlier than thirty (30) days prior to the Effective Date, and, (a) if such Person is a corporation, its bylaws in current form, (b) if such Person is a limited liability company, its limited liability company agreement (or similar agreement), and (c) if such Person is a partnership, its partnership agreement (or similar agreement), each of the foregoing with all current amendments or modifications thereto.

“Other Connection Taxes” means, with respect to the Lender, Taxes imposed as a result of a present or former connection between the Lender and the jurisdiction imposing such Tax (other than connections arising from the Lender having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment.

“Outstanding Principal Amount” means the original principal amount of the Loan of $12,500,000 and all accrued interest thereon that has been capitalized pursuant to Section 2.4(a)(ii) hereof.

“Patents” means all patents, patent applications and like protections including without limitation improvements, divisions, continuations, renewals, reissues, extensions and continuations-in-part of the same.

“Permitted Acquisition” is an acquisition of all or substantially all of the equity interests or assets (or all or substantially all of the assets constituting a business unit, division, product line or line of business) of a Person, provided:

(a) the Person acquired or assets acquired is a type of business (or the assets are used in a type of business) permitted to be engaged by Borrower under this Agreement;

(b) the acquisition is non-hostile in nature;

(c) the Person or Persons to be acquired shall be solely organized in the United States and shall conduct their principal operations in the United States;

(d) no Event of Default exists at the time of such acquisition or would exist after giving effect to such acquisition;

(e) the acquisition of the Person does not materially and adversely affect Borrower’s earnings;

(f) the consideration paid in connection with all such acquisitions consists solely of (i) Borrower’s equity securities, (ii) the net proceeds received by Borrower or its Subsidiaries in connection with a contemporaneous issuance of equity securities solely for the purpose of consummating such acquisition or (iii) a combination of the foregoing sub-clauses (i) and (ii);

(g) Lender shall have received at least thirty (30) days prior written notice of the closing date for such acquisition;

(h) Borrower shall remain a surviving legal entity; and

(i) any Person that is acquired and remains a separate legal entity shall be organized in the United States and shall become a co-borrower under this Agreement in accordance with Section 6.13 hereof.

“Permitted Convertible Indebtedness” means the 2014 Notes and the 2019 Notes.

“Permitted Indebtedness” is:

(a) (i) Borrower’s or any Subsidiary’s Indebtedness to Lender under this Agreement and the other Loan Documents and (ii) Borrower’s or any Subsidiary’s Indebtedness under the Casdin Loan Agreement and the related loan documents;

(b) Indebtedness existing on the Effective Date;

(c) Subordinated Debt;

(d) unsecured Indebtedness to trade creditors incurred in the ordinary course of business;

(e) Indebtedness incurred as a result of endorsing negotiable instruments received in the ordinary course of business;

(f) Indebtedness secured by Liens permitted under clauses (a) and (c) of the definition of “Permitted Liens” hereunder;

(g) Indebtedness in respect of performance bonds, bid bonds, appeal bonds, surety bonds and similar obligations, in each case provided in the ordinary course of business;

(h) Permitted Convertible Indebtedness;

(i) Indebtedness that otherwise constitutes a Permitted Investment;

(j) Indebtedness consisting of reimbursement obligations in respect of letters of credit, bank guarantees or bankers’ acceptances issued for the benefit of customers, suppliers or distributors located in foreign jurisdictions in a face amount not to exceed Seven Hundred Thousand Dollars ($700,000);

(k) other unsecured Indebtedness not exceeding Five Hundred Thousand Dollars ($500,000) in the aggregate outstanding at any time;

(l) Indebtedness under the SVB Loan and Security Agreement or any guaranty provided in respect thereof and (ii) Indebtedness to Silicon Valley Bank in connection with bank services;

(m) Indebtedness of Borrower or a Guarantor owing to a Subsidiary (other than a Guarantor) if and only if such Indebtedness is Subordinated Debt; provided, further, that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Subsidiary ceasing to be a Subsidiary or any other subsequent transfer of any such Indebtedness (except to Borrower) shall be deemed, in each case, to be an incurrence of such Indebtedness not permitted by this clause; and

(n) extensions, refinancings, modifications, amendments and restatements of any items of Permitted Indebtedness (a) through (m) above, provided that the principal amount thereof is not increased or the terms thereof are not modified to impose more burdensome terms upon Borrower or its Subsidiary, as the case may be.

“Permitted Investments” are:

(a) Investments (including, without limitation, Subsidiaries) existing on the Effective Date;

(b) Investments consisting of Cash Equivalents;

(c) Investments consisting of the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of Borrower;

(d) Investments consisting of deposit accounts;

(e) Investments accepted in connection with Transfers permitted by Section 7.1;

(f) Investments consisting of the creation of a Subsidiary for the purpose of consummating a merger transaction permitted by Section 7.3 of this Agreement, which is otherwise a Permitted Investment;

(g) Investments (i) by Borrower in Subsidiaries not to exceed Five Hundred Thousand Dollars ($500,000) in the aggregate in any fiscal year and (ii) by Subsidiaries in other Subsidiaries in the ordinary course of business;

(h) Investments consisting of (i) travel advances and employee relocation loans and other employee loans and advances in the ordinary course of business, and (ii) loans to employees, officers or directors relating to the purchase of equity securities of Borrower or its Subsidiaries pursuant to employee stock purchase plans or agreements approved by the Board;

(i) Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of business;

(j) Investments consisting of notes receivable of, or prepaid royalties and other credit extensions, to customers and suppliers who are not Affiliates, in the ordinary course of business; provided that this paragraph (j) shall not apply to Investments of Borrower in any Subsidiary;

(k) Indebtedness permitted under clause (m) of Permitted Indebtedness; and

(l) other Investments not otherwise permitted by Section 7.7 not exceeding Five Hundred Thousand Dollars ($500,000) in the aggregate outstanding at any time.

“Permitted Liens” are:

(a) Liens existing on the Effective Date;

(b) Liens for taxes, fees, assessments or other government charges or levies, either (i) not due and payable or (ii) being contested in good faith and for which Borrower maintains adequate reserves on Borrower’s Books, provided that no notice of any such Lien has been filed or recorded under the Internal Revenue Code of 1986, as amended, and the Treasury Regulations adopted thereunder;

(c) Liens securing capital leases and purchase money Liens (i) on Equipment acquired or held by Borrower incurred for financing the acquisition of the Equipment securing no more than Five Hundred Thousand Dollars ($500,000) in the aggregate amount outstanding, or (ii) existing on Equipment when acquired, if the Lien is confined to the property and improvements and the proceeds of the Equipment;

(d) Liens of carriers, warehousemen, suppliers, or other Persons that are possessory in nature arising in the ordinary course of business so long as such Liens attach only to Inventory, securing liabilities in the aggregate amount not to exceed Five Hundred Thousand Dollars ($500,000) and which are not delinquent or remain payable without penalty or which are being contested in good faith and by appropriate proceedings which proceedings have the effect of preventing the forfeiture or sale of the property subject thereto;

(e) Liens to secure payment of workers’ compensation, employment insurance, old-age pensions, social security and other like obligations incurred in the ordinary course of business (other than Liens imposed by ERISA);

(f) Liens incurred in the extension, renewal or refinancing of the Indebtedness secured by Liens described in (a) through (c), but any extension, renewal or replacement Lien must be limited to the property encumbered by the existing Lien and the principal amount of the indebtedness may not increase;

(g) leases or subleases of real property granted in the ordinary course of Borrower’s business (or, if referring to another Person, in the ordinary course of such Person’s business), and leases, subleases, non-exclusive licenses or sublicenses of personal property (other than Intellectual Property) granted in the ordinary course of Borrower’s business (or, if referring to another Person, in the ordinary course of such Person’s business);

(h) non-exclusive licenses of Intellectual Property in the ordinary course of business, and licenses of Intellectual Property that could not result in a legal transfer of title of the licensed property that may be exclusive in respects other than territory and that may be exclusive as to territory only as to discrete geographical areas outside of the United States;

(i) deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

(j) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(k) Liens consisting of cash collateral securing obligations described in clause (j) of the definition of “Permitted Indebtedness” hereunder;

(l) Liens arising from attachments or judgments, orders, or decrees in circumstances not constituting an Event of Default under Sections 8.4 and 8.7;

(m) Liens in favor of other financial institutions arising in connection with Borrower’s deposit and/or securities accounts held at such institutions;

(n) customary Liens on funds in a trustee’s possession and granted in favor of such trustee to secure fees and other amounts owing to such trustee under the Indentures or other similar instruments pursuant to which any Permitted Convertible Indebtedness is issued;

(o) Liens on Intellectual Property; and

(p) Liens granted in connection with the SVB Loan and Security Agreement and any Loan Documents (as defined in the SVB Loan and Security Agreement) entered into in connection therewith.

“Person” is any individual, sole proprietorship, partnership, limited liability company, joint venture, company, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or government agency.

“Preferred Shares” mean the Series B-2 Preferred Stock of the Borrower or its Affiliate to be issued to the Lenders or their Affiliates, which is the same series as may be issued in connection with that certain Purchase Agreement, by and between the Company and the Lenders (the “Purchase Agreement”), dated as of the date hereof.

“Quarterly Financial Statements” is defined in Section 6.2(c).

“Record Date” means, with respect to any dividend, distribution or other transaction or event in which holders of Common Shares have the right to receive any cash, securities or other property or in which Common Shares is exchanged for or converted into any combination of cash, securities or other property, the date fixed for determination of holders of Common Shares entitled to receive such cash, securities or other property (whether such date is fixed by the Board or by statute, contract or otherwise).

“Registered Organization” is any “registered organization” as defined in the Code with such additions to such term as may hereafter be made.

“Reorganization Event” is defined in Section 13.5.

“Reorganization Event Notice” is defined in Section 13.5(c)(i).

“Representatives” means, in respect of any Person, such Person’s directors, officers, employees, investment bankers, attorneys, accountants and other advisors or representatives.

“Repurchase Price” is defined in Section 13.5(c)(ii).

“Required Lenders” shall mean, at any date, Lenders having or holding a majority of the outstanding principal amount of the Term Loans at such date.

“Requirement of Law” is as to any Person, the organizational or governing documents of such Person, and any law (statutory or common), treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer” is any of the Chief Executive Officer, President, Chief Financial Officer and Controller of Borrower.

“SEC” shall mean the Securities and Exchange Commission, any successor thereto, and any analogous Governmental Authority.

“Securities Act” means the Securities Act of 1933, as amended.

“Spin-Off” is defined in Section 13.4(c).

“Subordinated Debt” is indebtedness incurred by Borrower subordinated to all of Borrower’s now or hereafter indebtedness to Lender (pursuant to a subordination, intercreditor, or other similar agreement in form and substance satisfactory to Lender entered into between Lender and the other creditor), on terms acceptable to Lender.

“Subsidiary” is, as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless the context otherwise requires, each reference to a Subsidiary herein shall be a reference to a Subsidiary of Borrower.

“SVB Loan and Security Agreement” means that Loan and Security Agreement, dated as of August 2, 2018 by and between the Borrower and Silicon Valley Bank, as amended, restated, modified or otherwise supplemented from time to time.

“Trademarks” means any trademark and servicemark rights, whether registered or not, applications to register and registrations of the same and like protections, and the entire goodwill of the business of Borrower connected with and symbolized by such trademarks.

“Transfer” is defined in Section 7.1.

“Trading Day” means a Business Day on which the Relevant Exchange is scheduled to be open for business and on which there has not occurred a Market Disruption Event.

“Trigger Event” is defined in Section 13.4(c).

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Internal Revenue Code of 1986, as amended.

“Valuation Period” is defined in Section 13.4(c).

“VWAP” means, for any Trading Days, the per share volume-weighted average price of the Common Shares as displayed under the heading “Bloomberg VWAP” on Bloomberg page “FLDM <equity> AQR” (or its equivalent successor if such page is not available) in respect of the period from the scheduled open of trading until the scheduled close of trading of the primary trading session on such Trading Day (or if such volume-weighted average price is unavailable, the market value of one Common Share on such Trading Day reasonably determined, using a volume-weighted average method, by a nationally recognized independent investment banking firm retained for this purpose by the Borrower). The “VWAP” shall be determined without regard to after-hours trading or any other trading outside of the regular trading session trading hours.

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the Effective Date.

BORROWER:
FLUIDIGM CORPORATION

By:	/s/ Vikram Jog
Name: Vikram Jog
Title: Chief Financial Officer

LENDERS:

VIKING GLOBAL OPPORTUNITIES ILLIQUID
INVESTMENTS SUB-MASTER LP
By: Viking Global Opportunities Portfolio GP LLC, its general partner

By:	/s/ Katerina Novak
Name: Katerina Novak
Title: Authorized Signatory

VIKING GLOBAL OPPORTUNITIES
DRAWDOWN (AGGREGATOR) LP
By: Viking Global Opportunities Drawdown Portfolio
GP LLC, its general partner

By:	/s/ Katerina Novak
Name: Katerina Novak
Title: Authorized Signatory

[signature page to Loan Agreement]

EXHIBIT A

CONVERSION NOTICE

Reference is made to the Loan Agreement, dated and effective as of January 23, 2022 (the “Agreement”), between VIKING GLOBAL OPPORTUNITIES ILLIQUID INVESTMENTS SUB-MASTER LP, a Cayman Islands exempted limited partnership (“Illiquid Sub-Master”), VIKING GLOBAL OPPORTUNITIES DRAWDOWN (AGGREGATOR) LP, a Cayman Islands exempted limited partnership (“Drawdown (Aggregator) and Fluidigm Corporation. In accordance with and pursuant to the Agreement, the undersigned hereby elects to convert the Conversion Amount with respect to the Loan under the Agreement, indicated below into shares of common stock, par value $0.001 per share (the “Common Shares”), of the Borrower, [as of the date specified below // on // immediately prior to[, and subject to the occurrence of,] [•]].

Date of Conversion (if applicable):

Conversion Amount to be converted:

Promissory Note (if applicable) to be converted:

Tax ID Number (if applicable):

Please confirm the following information:

Conversion Rate:

Number of Common Shares to be issued:

Please issue the Common Shares into which the Conversion Amount is being converted in the following name and to the following address:

Issue to:

Address:

Telephone Number:

Email:

Authorization:

By:

Title:

Dated:

Account Number (if electronic book entry transfer):

Transaction Code Number (if electronic book entry transfer):

Payment Instructions for cash payment in lieu of fractional shares: